As filed with the Securities and Exchange Commission on November 6, 2008
Registration No. 333-154710

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cardiome Pharma Corp.
(Exact name of Registrant as specified in its charter)

Canada	2834	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6190 Agronomy Road
6th Floor
Vancouver, British Columbia
Canada V6T 1Z3
(800) 330 9928
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address and telephone number of agent for service in the United States)

Copies to:

Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Joseph A. Garcia, Esq. David Frost, Esq. McCarthy Tétrault LLP 1300-777 Dunsmuir Street Vancouver, British Columbia, Canada V7Y 1K2 (604) 643-7100

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on ( ) at ( ).
2. ☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement also relates to the Registrant’s Registration Statement on Form F-10 (File No. 333-137935).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	November 5, 2008

CARDIOME PHARMA CORP.

U.S.$250,000,000
Common Shares
Preferred Shares
Debt Securities
Warrants

This prospectus relates to the offering for sale from time to time, during the 25-month period that this prospectus, including any amendments hereto, remains effective, of the securities listed above in one or more series or issuances, with a total offering price of such securities, in the aggregate, of up to U.S.$250,000,000. The securities may be offered by us or by our securityholders, including holders of common shares issuable upon conversion of our outstanding convertible Series A preferred shares, or our Series A Shares. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.

Our common shares are listed on the Nasdaq Global Market, or Nasdaq, under the symbol “CRME” and are listed on the Toronto Stock Exchange, or TSX, under the symbol “COM”. On November 4, 2008, the closing price per share of our common shares was U.S.$4.56 on Nasdaq and C$5.22 on the TSX. Unless otherwise specified in an applicable prospectus supplement, our preferred shares, debt securities and warrants will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is currently no market through which our securities, other than our common shares, may be sold and purchasers may not be able to resell such securities purchased under this prospectus. This may affect the pricing of our securities, other than our common shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. See “Risk Factors”.

Our head office is located at 6190 Agronomy Road, 6th Floor, Vancouver, British Columbia, Canada, V6T 1Z3 and our registered office is located at Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K2.

All information permitted under securities legislation to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of our securities to which the prospectus supplement pertains. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities. Our securities may be sold through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by us or any selling securityholders. In connection with any underwritten offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered. Such transactions, if commenced, may discontinue at any time. See “Plan of Distribution”. A prospectus supplement will set out the names of any underwriters, dealers, agents or selling securityholders involved in the sale of our securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for our securities, including the net proceeds we expect to receive from the sale of our securities, if any, the amounts and prices at which our securities are sold and the compensation of such underwriters, dealers or agents.

Investing in our securities involves a high degree of risk. You should carefully read the “Risk Factors” section beginning on page 7 of this prospectus.

We are permitted under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, and are subject to Canadian auditing and auditor independence standards. As a result, our financial statements may not be comparable to financial statements of United States companies.

Owning our securities may subject you to tax consequences both in Canada and the United States. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, some of our officers and directors and the experts named in this prospectus are Canadian residents, and a substantial portion of our assets and the assets of those officers, directors and experts are located outside of the United States.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities regulator has approved or disapproved the securities offered hereby or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this prospectus or any applicable prospectus supplement and the documents incorporated by reference in this prospectus or any applicable prospectus supplement were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of this information.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “U.S.$” or “$” are to U.S. dollars and references to “C$” are to Canadian dollars. This prospectus and the documents incorporated by reference contain translations of some Canadian dollar amounts into U.S. dollars solely for your convenience. See “Exchange Rate Information”.

Our consolidated financial statements and certain other financial information of ours contained or incorporated by reference in this prospectus or any prospectus supplement have been prepared in accordance with Canadian GAAP. To the extent applicable to our consolidated financial statements incorporated by reference in this prospectus or any applicable prospectus supplement, these principles conform in all material respects with United States generally accepted accounting principles, or U.S. GAAP, except as described in our supplemental financial information relating to the reconciliation of our audited consolidated financial statements as at and for the years ended December 31, 2007 and 2006 to U.S. GAAP in accordance with Item 18 of Form 20-F and as described in our supplemental financial information relating to the reconciliation of our unaudited consolidated financial statements as at June 30, 2008 and for the three and six month periods ended June 30, 2008 and 2007 to U.S. GAAP in accordance with Item 18 of Form 20-F, which are incorporated by reference in this prospectus.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Cardiome” or the “Corporation”, refer to Cardiome Pharma Corp., either alone or together with our subsidiaries.

The name Cardiome is our trademark. Other trademarks, product names and company names appearing in this prospectus and any prospectus supplement and documents incorporated by reference in this prospectus and any prospectus supplement are the property of their respective owners.

i

CARDIOME PHARMA CORP.

We were incorporated under the Company Act (British Columbia) on December 12, 1986 under the name Nortran Resources Ltd. In June 1992, we changed our name to Nortran Pharmaceuticals Inc. In June 2001, we changed our name to Cardiome Pharma Corp. On March 8, 2002, we continued under the Canada Business Corporations Act. We are registered as an extra-provincial company under the Business Corporations Act (British Columbia).

We have six wholly-owned subsidiaries: Rhythm-Search Developments Ltd., a company incorporated under the Company Act (British Columbia); Cardiome, Inc. (formerly Paralex, Inc.), a company incorporated under the Delaware General Corporation Law; Cardiome Research and Development (Barbados), Inc., a company incorporated under the Companies Act of Barbados; Artesian Therapeutics, Inc., or Artesian, a company incorporated under the Delaware General Corporation Law; Cardiome Development AG (formerly Cardiome Development Ltd.), a company continued under the laws of Switzerland, and Cardiome UK Limited, a company incorporated under the laws of the United Kingdom.

Our registered office is located at Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K2 and our head office and principal place of business are located at 6190 Agronomy Road, 6th Floor, Vancouver, British Columbia, Canada, V6T 1Z3.

OUR BUSINESS

We are a life sciences company focused on developing proprietary drugs to treat or prevent cardiovascular diseases. Our current efforts are focused on (1) the treatment of atrial arrhythmias, (2) a Phase I program for GED-aPC, an engineered analog of recombinant human activated Protein C, and (3) a pre-clinical program directed at improving cardiovascular function.

Our Product Candidates

The following chart summarizes our current product candidates, including the principal disease or indication being targeted, clinical trial status, expected milestones and marketing rights for each program.

Program/Trial	Indication/Status	Next Milestone	Marketing Rights

Vernakalant (iv)	Atrial Fibrillation	Cardiome and Astellas to provide response to approvable action letter issued by the United States Food and Drug Administration	Astellas (N. America)/ Cardiome (Rest of World)

Phase III (ACT 1)	Completed
Phase III (ACT 2)	Completed
Phase III (ACT 3)	Completed
Phase III (ACT 4)	Completed
Phase III (European Comparator)	Ongoing	Phase III (European Comparator) results

Vernakalant (oral)	Atrial Fibrillation	Initiation of Phase III Study	Cardiome (Worldwide)

Phase IIa Pilot Study	Completed
Phase IIb Study	Completed

GED-aPC	Multiple Disease States	Phase I Study results	Cardiome (Worldwide)

Phase I Study	Ongoing

BRPM	Various Indications	Decision regarding initiation of Phase I Study	Cardiome (Worldwide)

Pre-clinical Studies	Ongoing

Vernakalant for Atrial Fibrillation

Overview

Atrial fibrillation is an arrhythmia, or abnormal rhythm, of the upper chambers of the heart. The disease manifests itself as an abnormal heart rhythm as a result of irregular electrical impulses within the atria.

Vernakalant hydrochloride (formerly named RSD1235), or vernakalant, is a new chemical entity designed to treat atrial fibrillation, with the potential to overcome the limitations of current drugs used to treat the disease. Its mechanism of action involves the selective blockade of multiple ion channels in the heart that are known to be active during episodes of atrial fibrillation. The drug is currently being developed for two potential applications: (1) as an intravenous pharmacological converting agent designed to terminate an atrial fibrillation episode and return the heart to normal rhythm; and (2) as an oral maintenance therapy for the long-term prevention of atrial fibrillation recurrence.

In October 2003, we entered into a collaboration and license agreement with Astellas Pharma US, Inc. (renamed after the merger of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical Co., Ltd.), or Astellas, a leading pharmaceutical company, to provide for the co-development and commercialization of our intravenous formulation of vernakalant, or vernakalant (iv), for any and all indications, including the acute treatment of atrial fibrillation and atrial flutter. Pursuant to our agreement with Astellas, we have granted to Astellas an exclusive license to vernakalant (iv) and its related technology to develop, make and sell intravenous or injectable drugs in North America, including a right to sublicense to third parties. We retain the rights to vernakalant (iv), including rights to the related technology, for markets outside of North America and worldwide rights to our oral formulation of vernakalant (formerly named RSD1235 (oral)), or vernakalant (oral), for the long term treatment of atrial fibrillation.

Vernakalant (iv)

Vernakalant (iv) is our lead product candidate for the treatment of atrial fibrillation. In December 2004 and September 2005, we announced positive top-line results for the first and second pivotal Phase III atrial fibrillation trials, or ACT 1 and ACT 3, respectively, for vernakalant (iv). In addition, positive top-line results from another Phase III trial of vernakalant (iv), or ACT 2, evaluating vernakalant (iv) for the treatment of transient atrial fibrillation following cardiac surgery were announced in June 2007. Astellas also conducted an open-label safety study, or ACT 4, in order to gather additional safety data, which has completed. In early 2008, we initiated a Phase III European comparator study for vernakalant (iv), which is ongoing.

Regulatory Matters

In March 2006, with the efficacy and safety data generated from ACT 1 and ACT 3, and additional safety data from ACT 2 and ACT 4, Astellas submitted a new drug application, or NDA, for vernakalant (iv), to the United States Food and Drug Administration, or FDA, seeking approval to market vernakalant (iv) for the conversion of atrial fibrillation. In May 2006, Astellas received a “refusal to file” letter, or RTF letter, from the FDA related to the March 2006 NDA for vernakalant (iv), citing inconsistencies and omissions in the database submitted as part of the NDA for vernakalant (iv). In July 2006, we amended our agreement with Astellas. Under the terms of the amended agreement, Astellas agreed to fund all of the costs associated with the re-submission of the NDA for vernakalant (iv), including the engagement of any external consultants. Astellas also agreed to modify the timing of the $10 million NDA milestone, which was paid to us on the re-submission of the NDA for vernakalant (iv) to the FDA. Prior to this amendment, the milestone payment was conditional on the acceptance of the NDA for review by the FDA. Under the terms of our original agreement with Astellas, Astellas has also agreed to pay us a milestone payment of $15 million on the approval of the NDA for vernakalant (iv) by the FDA.

In December 2006, the NDA for vernakalant (iv) was resubmitted to the FDA after a comprehensive and thorough review of the vernakalant (iv) NDA documents and associated databases by us, Astellas and external consultants. The re-submitted NDA for vernakalant (iv) included additional safety data from ACT 2 and ACT 4. The NDA for vernakalant (iv) was accepted for review by the FDA in February 2007.

In August 2007, we announced that the FDA requested that we, together with Astellas, participate in an advisory panel review conducted by the Cardiovascular and Renal Drugs Advisory Committee in December 2007. In preparation for the panel, and at the request of the FDA, Astellas agreed to file additional information including final safety and efficacy data from the ACT 2 clinical trial for vernakalant (iv), which was ongoing at the time of the original NDA submission for vernakalant (iv). As a result of this amendment to the NDA for vernakalant (iv), the FDA indicated that the Prescription Drug User Fee Act, or PDUFA, action date would be extended by three months to January 2008.

In December 2007, the Cardiovascular and Renal Drugs Advisory Committee recommended by a vote of 6 to 2 in favour that the FDA approve vernakalant (iv) for conversion of atrial fibrillation. The Cardiovascular and Renal Drugs Advisory Committee is convened at the request of the FDA, and reviews and evaluates available data concerning the safety and effectiveness of human drug products for use in the treatment of cardiovascular and renal disorders. Although the Cardiovascular and Renal Drugs Advisory Committee provides recommendations to the FDA and suggests a course of action, final decisions are made by the FDA.

In January 2008, we announced that Astellas was informed by the FDA that a decision had not yet been made regarding the NDA for vernakalant (iv). The FDA did not provide an action letter prior to the PDUFA date of January 19, 2008.

In August 2008, we announced that Astellas received an action letter from the FDA in respect of the NDA for vernakalant (iv) which stated that the application was “approvable”. The letter requested additional information associated with the risk of previously identified events experienced by a subset of patients during the clinical trials as well as a safety update from ongoing or completed studies of vernakalant, regardless of indication, dosage form, or dose level. The action letter further indicated that if the response to their requests was not satisfactory, additional clinical studies may be required. We and Astellas are working closely with the FDA to address all issues raised in the approvable action letter and a formal end of review meeting has been scheduled with the FDA for November 14, 2008.

KYNAPIDtm is the proposed brand name in North America for vernakalant (iv), and has been provisionally accepted by the FDA. Final approval of provisionally accepted names is granted upon approval of the investigational drug by the FDA.

Clinical Trials

In June 2007, we announced with Astellas results from the completed ACT 2 clinical trial. The trial evaluated the efficacy and safety of vernakalant (iv) for the treatment of patients who developed atrial fibrillation or atrial flutter between 24 hours and 7 days following coronary bypass graft or valve replacement surgery. In the atrial fibrillation population, 47% of patients dosed with vernakalant (iv) experienced conversion to normal heart rhythm within 90 minutes, as compared to 14% of placebo patients, a statistically significant difference (p=0.0001). The ACT 2 study data suggests that vernakalant (iv) was well-tolerated in the studied patient population. In the 30-day interval following drug administration, serious adverse events occurred in 9% of all patients dosed with vernakalant (iv) and 11% of all placebo patients. Potentially drug-related serious adverse events occurred in 2% of patients who received vernakalant (iv) and 0% of placebo patients. There were no cases of drug-related “Torsades de Pointes”, a specific and well-characterized ventricular arrhythmia.

The study achieved its primary endpoint in the combined atrial fibrillation and atrial flutter groups, showing that 45% of patients receiving vernakalant (iv) converted to normal heart rhythm within 90 minutes, as compared to 15% of placebo patients within the same time period (p=0.0002). Of the 10 patients in the atrial flutter population, no patients in the drug group and one patient in the placebo group converted to normal heart rhythm. A total of 190 patients were randomized in the study, of which 161 received treatment. In the patients treated with vernakalant (iv) who converted to normal heart rhythm within 90 minutes, the median time to conversion was 12 minutes from the initiation of dosing.

In early 2008, we initiated a Phase 3 European comparator study for vernakalant (iv) and are currently enrolling patients in the study. This 240 patient study will compare the safety and efficacy of vernakalant (iv) against amiodarone as a treatment for the acute conversion of atrial fibrillation in patients. We anticipate filing for marketing approval for vernakalant (iv) in the European Union in mid to late 2009.

Vernakalant (oral)

Clinical Trials

Vernakalant (oral) is being evaluated as an oral maintenance therapy for the long-term prevention of atrial fibrillation occurrence. In August 2005, we announced the successful completion of the Phase I studies required to advance clinical testing of vernakalant (oral) into a Phase 2 study. In July and September 2006, we announced positive top-line results for the 300mg and 600mg dosing groups, respectively, from the Phase IIa pilot study of vernakalant (oral) for the prevention and recurrence of atrial fibrillation. In July 2008, we announced positive clinical results from the Phase IIb clinical study of vernakalant (oral) to further evaluate the safety and tolerability, pharmacokinetics and efficacy of vernakalant (oral).

In December 2005, we announced the initiation of a Phase IIa pilot study of vernakalant (oral) for the prevention of recurrence of atrial fibrillation. The double-blind, placebo-controlled, randomized, dose-ranging study was designed to measure the safety and tolerability, pharmacokinetics and preliminary efficacy of vernakalant (oral) in up to 28 days of oral dosing in patients at risk of recurrent atrial fibrillation.

In July and September 2006, we announced positive top-line results for the 300 mg and 600 mg dosing groups, respectively, from the Phase IIa pilot study of vernakalant (oral). For the 300 mg dosing group, 61% (33 of 54) of patients receiving vernakalant (oral) completed the study in normal heart rhythm, as compared to 43% (24 of 56) of all patients receiving placebo. For the 600 mg dosing group, 61% (30 of 49) of patients receiving vernakalant (oral) completed the study in normal heart rhythm, as compared to 43% of all patients receiving placebo.

A Kaplan-Meier analysis of the results demonstrated a statistically significant efficacy difference between the 300 mg dosing group and the placebo group (p=0.048). The difference between the 600 mg dosing group and the placebo group trended toward but did not reach statistical significance (p=0.060). A combined analysis of all drug group patients relative to the placebo group also demonstrated a statistically significant difference (p=0.028).

During the 28 days of oral dosing, serious adverse events occurred in 8% of all placebo patients, 10% of patients in the 300 mg dosing group, and 11% of patients in the 600 mg dosing group. Potentially drug-related serious adverse events occurred in 1% of all placebo patients, 4% of patients in the 300 mg dosing group and 5% of patients in the 600 mg dosing group. There were no cases of drug-related “Torsades de Pointes”, a well-characterized arrhythmia which is an occasional side effect of some current anti-arrhythmic drugs.

In early 2007, we initiated a Phase IIb clinical study of vernakalant (oral) to further evaluate the safety and tolerability, pharmacokinetics and efficacy of vernakalant (oral) in up to 90 days of oral dosing in patients at risk of recurrent atrial fibrillation. The study included four dosing groups, three of which received active drug and one that received placebo. Patients received a 150mg, 300mg or 500mg dose of vernakalant (oral) or placebo twice per day. After the first three days, patients still in atrial fibrillation were electrically cardioverted. Successfully cardioverted patients continued to receive vernakalant (oral) or placebo for the remainder of the 90-day trial and were monitored throughout the dosing period. A total of 735 patients were randomized in the study, of which 605 were successfully cardioverted to sinus rhythm and entered the maintenance phase and therefore were evaluated for efficacy.

In March 2008, we announced positive interim analysis results from the Phase IIb trial. In July 2008, we announced final clinical results from the Phase IIb trial. The final results demonstrated that the 500mg dosing group significantly reduced the rate of atrial fibrillation relapse as compared to placebo (two-sided log rank, p=0.0221). The median time to recurrence of atrial fibrillation was greater than 90 days for the 500mg dosing group, compared to 27 days for the placebo group. Of the patients in the 500mg dosing group (n=150), 51% completed the study in normal heart rhythm compared to 37% of patients receiving placebo (n=160). Both the 150mg (n=147) and 300mg (n=148) dosing groups also trended toward efficacy in preventing relapse to atrial fibrillation, but were not statistically significant when compared with placebo. These results provide evidence of a clear dose response, with 500mg b.i.d. proving to be the effective dose to prevent the recurrence of atrial fibrillation in this trial.

There was no significant difference in the incidence of serious adverse events between treatment groups. Potentially drug-related serious adverse events occurred in 0.5% of placebo patients, 1.1% of patients in the 150mg dosing group, 0.5% of patients in the 300mg dosing group and 0.5% of patients in the 500mg dosing group. There were no cases of “Torsades de Pointes”, a well-characterized arrhythmia which is a known side effect of some current anti-arrhythmic drugs. There were 4 deaths in the study, all unrelated to vernakalant (oral), comprising 2 patients in the placebo group, 1 patient in the 150mg dosing group and 1 patient in the 300mg dosing group. There were no deaths in the 500mg dosing group. Preparations for the formal end of Phase II meeting with the FDA in regards to the Phase III program for vernakalant (oral) are ongoing.

Intellectual Property

Our patent portfolio related to vernakalant contains two issued U.S. patents and one issued European patent with composition of matter claims specific to vernakalant and/or with claims specific to the use of vernakalant to treat arrhythmia, and we are pursuing similar claims in other jurisdictions worldwide. In addition to the foregoing specific composition of matter and use protection, we also have five issued U.S. patents, twenty pending U.S. applications and numerous issued patents and pending applications in other jurisdictions worldwide more generally related to vernakalant and analogs thereof, including, but not limited to, composition of matter, various therapeutic uses, manufacturing methods and formulations thereof.

On December 14, 2004, we completed a reorganization of certain intellectual property rights related to vernakalant and related technology between us and our wholly-owned subsidiary in Barbados. As a result of this reorganization, we continue to own this intellectual property, while our wholly-owned Barbados subsidiary has been granted an exclusive license, limited to certain existing medical indications, to exploit vernakalant within certain specified countries. This license is subject to the existing licenses that we granted to Astellas under our agreement with Astellas. We also assigned to our Barbados subsidiary, subject to certain reservations of rights, our agreement with Astellas. We obtained the consent of Astellas prior to the completion of this transaction.

GED-aPC

In May 2007, we entered, through our wholly-owned subsidiary Cardiome Development AG, into an exclusive in-licensing agreement with Eli Lilly and Company, or Lilly, for GED-aPC, a clinical-stage drug candidate, whereby we have been granted exclusive worldwide rights to GED-aPC for all indications.

GED-aPC is an engineered analog of recombinant human activated Protein C (aPC) with anti-inflammatory and anti-thrombotic properties, which has broad potential across multiple therapeutic indications. We intend to initially develop GED-aPC in cardiogenic shock, a life-threatening form of acute circulatory failure due to cardiac dysfunction, which is a leading cause of death for patients hospitalized following a heart attack. As part of the licensing agreement, Lilly has agreed not to develop recombinant human activated Protein C, marketed as Xigris® , in cardiogenic shock and certain other indications for an extended period following execution of the agreement.

Under terms of the agreement, Lilly has provided us with access to intellectual property related to the manufacturing of GED-aPC, and facilitated access to clinical and commercial production capacity at an established third party manufacturing facility for a defined period of time. Included in the transaction is an initial supply of GED-aPC, which is expected to be sufficient for completion of the ongoing Phase I program.

Lilly has successfully completed a 46-person Phase I single-dose placebo-controlled safety study in healthy volunteers for GED-aPC. In November 2007, we initiated a Phase I study for GED-aPC. The single-blinded, placebo-controlled, dose-ranging study will measure the safety, tolerability, pharmacokinetics and pharmacodynamics of GED-aPC in healthy subjects, with each subject receiving a 15-minute loading dose at the start of a 24-hour continuous intravenous infusion of GED-aPC. We continue to explore increasingly higher doses of GED-aPC as part of the ongoing Phase I program, with the goal of initiating a Phase II program for GED-aPC in 2009.

Artesian Projects for Various Cardiovascular Indications

On October 21, 2005, we completed the acquisition of Artesian, a company with two small molecule discovery programs directed at improving cardiac function. Under the terms of the acquisition, payments to Artesian shareholders are contingent on the achievement of certain pre-defined clinical milestones. The milestone payments will equal, in the aggregate, $32 million for each of the first two drug candidates from the Artesian programs that reach NDA approval. The first such milestone is due upon initiation of the clinical development of an Artesian drug candidate. In 2006, Cardiome discontinued development of Artesian’s first program, CRPM. Artesian’s second program, BRPM, focuses on a novel strategy to attenuate the deleterious effects of the excessive neurohormonal activation that occurs in diseases of cardiac dysfunction. Cardiome is conducting pre-clinical studies with BRPM and other molecules acquired as part of the Artesian portfolio.

Our patent portfolio related to the Artesian acquisition includes one issued U.S. patent, seven pending U.S. applications, two pending international Patent Cooperation Treaty, or PCT, applications and numerous pending applications in other jurisdictions worldwide.

Regulatory Environment

The research, development, manufacture, distribution, sale, and marketing of pharmaceutical products are subject to extensive regulation. A comprehensive regulatory scheme requires licensing of manufacturing facilities, carefully controlled research and testing of products, governmental review and approval of results prior to marketing of therapeutic products, adherence to Good Manufacturing Practices, or GMP, during production, and compliance with comprehensive post-approval requirements. In the United States, Europe and Canada, these activities are subject to rigorous regulation by the FDA, the European Medicines Agency, or EMEA, and the Therapeutic Products Directorate of Health Canada, or TPD, respectively. In addition, the research, manufacturing, distribution, sale, and promotion of pharmaceutical products are also potentially subject to regulation by various other federal, state, and local authorities in the relevant jurisdictions.

Our success is ultimately dependent on us or our partners obtaining marketing approval for drugs currently under development and our ability to comply with Canadian and U.S. laws and regulations governing the investigation and marketing of investigational new drugs. Risk factors related to our business and the regulatory environment are described in the following section.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus or any applicable prospectus supplement, you should carefully consider the risks described below before purchasing our securities. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our securities, including our common shares, could decline, and you might lose all or part of your investment. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations. You should also refer to the other information set forth in this prospectus or any applicable prospectus supplement, including our consolidated financial statements and related notes.

Risks Relating to Our Business

We have a history of significant losses and a significant accumulated deficit and we have not generated any product revenues to date. We may never achieve or maintain profitability.

We have had no revenue from product sales to date. Although we have been involved in the life sciences industry since 1992, we have been engaged only in research and development. We have incurred significant operating losses, including net losses of approximately C$40.3 million for the six month period ended June 30, 2008, C$85.5 million for the year ended December 31, 2007 and C$36.1 million for the year ended December 31, 2006. As of June 30, 2008, our accumulated deficit was C$307.3 million. We anticipate that we will incur substantial operating expenses in connection with the research, development, testing and approval of our proposed products and we expect these expenses to result in continuing and significant operating losses for the foreseeable future. Our losses have resulted in large part from the significant research and development expenditures we have made in seeking to identify and validate new drug targets and compounds that could become marketed drugs.

Although we have received milestone payments from Astellas under the terms of our agreement with Astellas, and we anticipate receiving future milestone payments from Astellas, we cannot assure you that we will receive any of these milestone payments from Astellas.

If we are unable to develop, obtain regulatory approval for, and successfully commercialize our product candidates, we will not be able to significantly increase revenues or achieve profitable operations. We currently do not have any commercial products. It takes many years and potentially hundreds of millions of dollars to successfully develop a pre-clinical or early clinical compound into a marketed drug. Additional financing may not be available to us or may not be available on terms that are favorable to us.

We are a pharmaceutical development business and have no regulatory approved products.

We are in the drug development and registration stage and are subject to all of the risks associated with the establishment of a pharmaceutical development business. As a result, our business must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with establishing a pharmaceutical development business.

Our proposed products are currently in the research and development stage and registration stage and we have not generated any revenues from product sales, nor do we expect to generate any significant product sales over the next year. In addition, none of our product candidates have received regulatory approval for commercial sales from any jurisdiction. Substantial pre-clinical safety and toxicology work and clinical development testing for our product candidates remains ongoing. Vernakalant (iv) has completed Phase III clinical and safety testing but has not yet received regulatory approval for commercial sales and vernakalant (oral) has recently completed Phase II clinical testing. GED-aPC is in ongoing Phase I clinical and safety testing. The Artesian small-molecule drug candidates are in pre-clinical testing. Accordingly, it remains uncertain as to whether our research and development efforts will be successful. There is a possibility that none of our potential products will be found to be safe and effective, that we will be unable to receive necessary regulatory approvals in order to commercialize them, or that we will obtain regulatory approvals that are too narrow to be commercially viable.

Any failure to successfully develop and obtain regulatory approval for products that are currently under development would have a material adverse effect on our business, financial condition and results of operations.

Clinical trials for our product candidates are expensive and time consuming, and their outcome is uncertain.

Before we can obtain regulatory approval for the commercial sale of any product candidate, we are required to complete extensive clinical trials to demonstrate its safety and efficacy. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. We estimate that the clinical trials for our vernakalant (oral) and GED-aPC product candidates will continue for several years and additional clinical trials for vernakalant (iv) may be required. The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including:

•	our inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	delays arising from our collaborative partnerships;

•	delays in obtaining regulatory approvals to commence a study or government intervention to suspend or terminate a study;

•	delays, suspension, or termination of the clinical trials due to the institutional review board or independent ethics board responsible for overseeing the study to protect research subjects at a particular study site;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment;

•	uncertain dosing issues;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	variability in the number and types of subjects available for each study and resulting difficulties in identifying and enrolling subjects who meet trial eligibility criteria;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	difficulty in maintaining contact with subjects after treatment, which results in incomplete data;

•	unforeseen safety issues or side effects;

•	lack of efficacy during the clinical trials;

•	our reliance on clinical research organizations to conduct clinical trials, which may not conduct those trials with good clinical or laboratory practices; or

•	other regulatory delays.

For example, Astellas recently received an action letter from the FDA in respect of the NDA for vernakalant (iv) which stated that the application was “approvable” but requested additional information and safety data. While unexpected, we may be required by the FDA to complete additional clinical studies for vernakalant (iv), which will result in further delay of the FDA review and action on vernakalant (iv) and significant additional expense.

The results of pre-clinical studies and initial clinical trials are not necessarily indicative of future results, and our current product candidates may not have favorable results in later trials or in the commercial setting.

Pre-clinical tests and Phase I and Phase II clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of our product candidates at various doses and schedules. Success in pre-clinical or animal studies and early clinical trials does not ensure that later large-scale efficacy trials will be successful nor does it predict final results. Favorable results in early trials may not be repeated in later trials.

A number of companies in the life sciences industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated or terminated. In addition, failure to construct appropriate clinical trial protocols could result in the test or control group experiencing a disproportionate number of adverse events and could cause a clinical trial to be repeated or terminated. Pre-clinical data and the clinical results we have obtained for vernakalant (iv), vernakalant (oral), GED-aPC and BRPM, may not predict results from studies in larger numbers of subjects drawn from more diverse populations or in the commercial setting, and also may not predict the ability of our products to achieve their intended goals, or to do so safely.

We will be required to demonstrate through larger scale clinical trials that vernakalant (oral) is safe and effective for use in a diverse population before we can seek regulatory approvals for its commercial sale. In addition, we may be required to conduct clinical trials of vernakalant (iv) in Europe and Asia in order to obtain approval to market vernakalant (iv) in countries located in those jurisdictions. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. To date, long-term safety and efficacy have not yet been demonstrated in clinical trials for any of our product candidates. If vernakalant (iv), vernakalant (oral) or GED-aPC fail to demonstrate sufficient safety and efficacy in ongoing clinical trials, we could experience potentially significant delays in, or be required to abandon development of, those product candidates.

If we encounter difficulties enrolling patients in our clinical trials, our clinical trials could be delayed or otherwise adversely affected.

Clinical trials for our product candidates require that we identify and enroll a large number of patients with atrial fibrillation, acute circulatory failure or other possible target indications. We may not be able to enroll a sufficient number of patients to complete our clinical trials in a timely manner. Patient enrollment is a function of many factors including:

•	design of the protocol;

•	the size of the patient population;

•	eligibility criteria for the study in question;

•	perceived risks and benefits of the drug under study;

•	availability of competing therapies;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	availability of clinical trial sites.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing clinical trials.

We have ongoing and/or planned clinical trials for vernakalant (iv), vernakalant (oral) and GED-aPC. Our share price could decline significantly if those clinical results are not favorable or are perceived negatively.

We expect to announce the results of the ongoing Phase III European comparator study for vernakalant (iv) and Phase I clinical trial of GED-aPC in the future. The results may not be favorable or viewed favorably by us or third parties, including investors, equity research analysts and potential collaborators. Share prices for life sciences companies have declined significantly in certain instances where clinical results were not favorable, were perceived negatively or otherwise did not meet expectations. Unfavorable results or negative perceptions regarding the results of clinical trials for any of our product candidates could cause the price of our securities, including the price of our common shares, to decline significantly.

We may not achieve our projected development goals in the time frames we announce and expect.

We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize our products. We cannot assure you that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that we will be able to adhere to our current schedule for the scale-up of manufacturing and launch of any of our products. Any failure to achieve one or more of these milestones as planned would have a material adverse effect on our business, financial condition and results of operations.

We rely on proprietary technology, the protection of which can be unpredictable and costly.

Our success will depend in part upon our ability to obtain patent protection or patent licenses for our technology and products.

Our patent portfolio related to vernakalant contains two issued U.S. patents and one issued European patent with composition of matter claims specific to vernakalant and/or with claims specific to the use of vernakalant to treat arrhythmia, and we are pursuing similar claims in other jurisdictions worldwide. In addition to the foregoing specific composition of matter and use protection, we also have five issued U.S. patents, twenty pending U.S. applications and numerous issued patents and pending applications in other jurisdictions worldwide more generally related to vernakalant and analogs thereof, including, but not limited to, composition of matter, various therapeutic uses, manufacturing methods and formulations of vernakalant. Our patent portfolio related to the Artesian acquisition includes one issued U.S. patent, seven pending U.S. patent applications, two pending international PCT applications and numerous applications in other jurisdictions worldwide. We have no assurance that any claims from the pending patent applications will ever issue.

We intend to file, when appropriate, additional patent applications with respect to inventions. However, because the patent positions of life sciences companies are highly uncertain and involve complex legal and factual questions, it is uncertain that any patents will be issued or that, if issued, they will be of commercial value. It is impossible to anticipate the breadth or degree of protection that patents will afford products developed by us or their underlying technology. Third parties may attempt to circumvent our patents by means of alternative designs and processes. Further, third parties may independently develop similar products, duplicate any of our products not under patent protection, or design around the inventions we claim in any of our existing patents, existing patent applications or future patents or patent applications. There is also a risk that any patents issued relating to our vernakalant products or any patents licensed to us may be successfully challenged or that the practice of our vernakalant products might infringe the patents of third parties. If the practice of our vernakalant products infringes the patents of third parties, we may be required to design around such patents, potentially causing increased costs and delays in product development and introduction or precluding us from developing, manufacturing or selling our planned products. The scope and validity of patents which may be obtained by third parties, the extent to which we may wish or need to obtain patent licenses, and the cost and availability of such licenses are currently unknown. If such licenses are obtained, it is likely they would be royalty-bearing, which could reduce our income. If licenses cannot be obtained on an economical basis, delays in market introduction of our planned products could occur or introduction could be prevented, in some cases causing the expenditure of substantial funds. If we defend or contest the validity of patents relating to our products or technology or the products or technology of a third party, we could incur substantial legal expenses with no assurance of success.

In certain instances, we may elect not to seek patent protection but instead rely on the protection of our technology through confidentiality agreements or trade secrets. The value of our assets could also be reduced to the extent that third parties are able to obtain patent protection with respect to aspects of our technology or products or if confidential measures we have in place to protect our proprietary technology are breached or become unenforceable. However, third parties may independently develop or obtain similar technology and such third parties may be able to market competing products and obtain regulatory approval through a showing of equivalency to one of our products which has obtained regulatory approval, without being required to undertake the same lengthy and expensive clinical studies that we would have already completed.

Litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of a third party’s proprietary rights. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties, if we participate in patent suits brought against or initiated by our corporate collaborators or if we initiate such suits. We may not have the necessary resources to participate in or defend any such activities or litigation. Even if we did have the resources to vigorously pursue our interests in litigation, because of the complexity of the subject matter, it is impossible to predict at this point whether we would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject us to significant liabilities, require disputed rights to be licensed from third parties or require us to cease using certain technology or products, any of which may have a material adverse effect on our business, financial condition and results of operations.

Some of our products rely on licenses of proprietary technology owned by third parties and we may not be able to maintain these licenses on favorable terms.

The manufacture and sale of some of the products we hope to develop may involve the use of processes, products, or information, the rights to which are owned by third parties. If licenses or other rights related to the use of such processes, products or information are crucial for marketing purposes, and we are not able to obtain them on favorable terms, or at all, the commercial value of our products will be significantly impaired. Such licenses frequently provide for limited periods of exclusivity that may be extended only with the consent of the licensor. If we experience delays in developing our products and extensions are not granted on any or all of such licenses, our opportunity to realize the benefits of our efforts may be limited.

We have in-licensed from Lilly the rights to develop, commercialize, manufacture and sell GED-aPC. If our license, including the access provided by Lilly to intellectual property related to the manufacture of GED-aPC, does not continue on favorable terms, or at all, we may not be able to develop GED-aPC and our ability to realize benefits under our license agreement with Lilly may be significantly impaired.

We will have additional future capital needs and there are uncertainties as to our ability to raise additional funding.

We will require substantial additional capital resources to further develop our product candidates, obtain regulatory approvals and to commercialize our products. We believe that our current capital resources, including our anticipated milestone payments and anticipated revenues from Astellas under the terms of our collaboration and license agreement with Astellas and anticipated cash inflows from future collaborative partners, should be sufficient to fund our operational and capital needs for approximately the next 12 months. However, we expect our current expenses to grow, and advancing our other product candidates, market expansion of our current products or development of any new product candidates through to commercialization will require considerable resources and additional access to capital markets.

In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•	we experience scientific progress sooner than expected in our discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•	we experience setbacks in our progress with pre-clinical studies and clinical trials are delayed;

•	we experience delays or unexpected increased costs in connection with obtaining regulatory approvals;

•	we are required to perform additional pre-clinical studies and clinical trials;

•	we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; or

•	we elect to develop, acquire or license new technologies and products.

We could potentially seek additional funding through corporate collaborations and licensing arrangements or through public or private equity or debt financing. However, if our research and development activities do not show positive progress, or if capital market conditions in general, or with respect to life sciences or development stage companies such as ours, are unfavorable, our ability to obtain additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that we may pursue may involve the sale of our common shares or financial instruments that are exchangeable for or convertible into our common shares which could result in significant dilution to our shareholders.

If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest of one or more of our research or development projects, any of which could have a material adverse effect on our business, financial condition, prospects or results of operations.

Our product candidates are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays, or prevent the receipt of the required approvals to commercialize products.

The pre-clinical studies and clinical trials of any products developed by us and the manufacturing, labelling, sale, distribution, export or import, marketing, advertising and promotion of any of those products are subject to regulation by federal, provincial, state and local governmental authorities. Our product candidates are principally regulated in the United States by the FDA, in Canada by the TPD and by other similar regulatory authorities in the European Union, Japan and other jurisdictions. Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling products. Any product developed by us, if any, must receive all relevant regulatory approvals or clearances from the applicable regulatory authorities before it may be marketed and sold in a particular country.

In connection with our pre-clinical studies and clinical trials for vernakalant (iv), vernakalant (oral), GED-aPC and BRPM, we are required to adhere to guidelines established by the applicable regulatory authorities. In general, these regulatory authorities and the regulatory process require us to conduct extensive pre-clinical studies and clinical trials of each of our product candidates in order to establish its safety and efficacy. These pre-clinical studies and clinical trials can take many years, are highly uncertain, and require the expenditure of substantial resources. We or our collaborative partners must obtain and maintain regulatory authorization to conduct clinical trials. Our pre-clinical research is subject to good laboratory practice and other requirements, and our clinical research is subject to good clinical practice and other requirements. Failure to adhere to these requirements could invalidate our data and lead to other adverse consequences.

In addition to the risk of unfavorable results of our research, because the data obtained from our pre-clinical and clinical activities are susceptible to varying interpretations, our successful completion of the regulatory process is uncertain. We may encounter delays, such as the delay by the FDA in providing us with an action letter by the January 19, 2008 PDUFA date and the approvable action letter subsequently received from the FDA in August 2008 requiring us to provide additional information and safety data, have limits imposed on us or our product candidates, receive refusals from regulatory authorities to accept our marketing applications for review, as we experienced with Astellas’ submission to the FDA of the NDA for vernakalant (iv), or fail to obtain the regulatory approval required from the applicable regulatory authorities to commercialize our product candidates. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by us, if any, impose significant additional costs on us, diminish any competitive advantages that we may otherwise have attained and adversely affect our ability to receive royalties, achieve milestones, and generate revenues and profits. Accordingly, despite our expenditures and investment of time and effort, we may never receive any required regulatory approvals for any product candidates developed by us.

We are also subject to numerous federal, provincial, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, the environment and the use and disposal of hazardous substances used in connection with our discovery, research and development work. Although we have not yet been required to expend identifiable additional resources to comply with these regulations, the extent of government regulations may change in a manner which could have an adverse effect on the discovery, development, production, manufacturing, sales, marketing and distribution of our products, and we may be required to incur significant additional costs to comply with future laws or regulations.

We cannot predict whether or not regulatory approval will be obtained for any product we develop. Compounds developed by us, alone or with other parties, may not prove to be safe and effective in clinical trials and may not meet all of the applicable regulatory requirements needed to receive marketing approval. Administering any of our product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the applicable regulatory authorities denying approval of our product candidates for any or all of the targeted indications. If regulatory approval for a product is granted, the approval will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and effective, and any approval granted may be too narrow to be commercially viable.

Any of our product candidates that receive regulatory approval will be subject to extensive post-market regulation that can affect sales, marketing and profitability.

Even if we or our collaborators obtain regulatory approval for our drug candidates, we will be subject to post- marketing regulatory obligations, including the FDA’s requirements to maintain records regarding product safety and to report to regulatory authorities adverse events. The occurrence of unanticipated serious adverse events or other safety problems could cause the FDA to impose significant restrictions on the indicated uses for which the product may be marketed, impose other restrictions on the distribution or sale of the product or require potentially costly post-approval studies. In addition, post-market discovery of previously unknown safety problems could result in labelling changes, the imposition of burdensome and restrictive risk management plans, or withdrawal of the product from the market and product recalls. Compliance with extensive post-marketing record keeping and reporting requirements requires a significant commitment of time and funds, which may limit our ability to commercialize approved products.

In addition, manufacturing of approved drug products must comply with extensive regulations governing current GMP. Manufacturers and their facilities are subject to continual review and periodic inspections. Failure to comply with GMP requirements could result in a suspension of manufacturing, product recalls or even withdrawals from the market. As we will be dependent on third parties for manufacturing, we will have limited ability to ensure that any entity manufacturing products on our behalf is doing so in compliance with applicable GMP requirements. Failure or delay by any manufacturer of our products to comply with GMP regulations or to satisfy regulatory inspections could have a material adverse effect on us, including potentially preventing us from being able to supply products for clinical trials or commercial sales. In addition, manufacturers may need to obtain approval from regulatory authorities for product, manufacturing, or labelling changes, which requires time and money to obtain and can cause delays in product availability.

Sales and marketing of pharmaceutical products in the United States are subject to extensive federal and state laws governing advertising and promotion, interactions with healthcare professionals, payors, and others in the healthcare system including with respect to scientific/educational grants, gifts and consulting and other service provider arrangements, and pricing. Advertising and promotion of approved drugs must comply with the Federal Food, Drug, and Cosmetic Act, the anti-kickback provisions of the federal Social Security Act, similar state laws, and the Federal False Claims Act. The distribution of product samples to physicians in the United States must comply with the requirements of the Prescription Drug Marketing Act. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and the U.S. Veteran’s Health Care Act of 1992. If products are made available to authorized users of the U.S. Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Sales, marketing and pricing activities are also potentially subject to federal and state consumer protection and unfair competition laws. Compliance with extensive regulatory requirements requires training and monitoring of the sales force, which imposes a substantial cost on us and our collaborators. To the extent our products are marketed by our collaborators, our ability to ensure their compliance with applicable regulations will be limited. Failure to comply with applicable legal and regulatory requirements may result in:

•	issuance of warning letters by the FDA or other regulatory authorities;

•	fines and other civil penalties;

•	criminal prosecutions;

•	injunctions, suspensions or revocations of marketing licenses;

•	suspension of any ongoing clinical trials;

•	suspension of manufacturing;

•	delays in commercialization;

•	refusal by the FDA or other regulators to approve pending applications or supplements to approved applications filed by us or our collaborators;

•	refusals to permit products to be imported or exported to or from the United States;

•	restrictions on operations, including costly new manufacturing requirements; and

•	product recalls or seizures.

In the future, the regulatory climate might change due to changes in FDA staffing, policies or regulations and such changes could impose additional post-marketing obligations or restrictions and related costs. While it is impossible to predict future legislative or administrative action, if we are not able to maintain regulatory compliance, we will not be able to market our drugs and our business could suffer.

Obtaining regulatory approval in the United States does not ensure we will obtain regulatory approval in other countries.

We will aim to obtain regulatory approval in the United States as well as in other countries. To obtain regulatory approval to market any FDA approved products outside of the United States, we and our collaborators must comply with numerous and varying regulatory requirements in other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks associated with FDA approval as well as additional, presently unanticipated risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects associated with regulatory approval in the United States, including the risk that our product candidates may not be approved for all indications requested and that such approval may be subject to limitations on the indicated uses for which the product may be marketed. In addition, any approved products will be subject to post-marketing regulations related to manufacturing standards, facility and product inspections, labelling and possibly sales and marketing.

Failure to comply with applicable regulatory requirements in other countries can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

If we do successfully develop our products, they may not achieve market acceptance and we may not be able to sell them.

Even if we do develop a safe and effective product and obtain the necessary regulatory approvals, the process will likely take several years and, because of the competitive and dynamic nature of the drug development industry, there is a risk that by the time this occurs any such product:

•	will not be economical to market, reimbursable by third party payors, or marketable at prices that will allow us to achieve profitability;

•	will not be successfully marketed or achieve market acceptance;

•	will not be preferable to existing or newly developed products marketed by third parties;

•	will infringe proprietary rights held by third parties now or in the future that would preclude us from marketing any such product; or

•	will not be subject to patent protection.

The degree of market acceptance of products developed by us, if any, will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantage over alternative treatment methods, and similar acceptance by public and private third party payors. We cannot assure you that physicians, patients, the medical community in general or payors will accept and utilize or reimburse any products that may be developed by us.

In addition, by the time our products, if any, are ready to be commercialized, what we believe to be the market for these products may have changed. Our estimates of the number of patients who may be candidates to use a specific product may not accurately reflect the true market or market prices for such products or the extent to which such products, if successfully developed, will actually be used by patients.

Our failure to successfully introduce and market our products that are under development would have a material adverse effect on our business, financial condition, and results of operations.

We have limited marketing expertise needed to commercialize our potential products.

We have limited resources to market any of our potential products. Marketing of new products presents greater risks than are posed by the continued marketing of proven products. Pursuant to our collaboration and license agreement with Astellas, we have licensed to Astellas the rights to market vernakalant (iv) in North America if and when it is approved for marketing by the applicable regulatory authorities. If our agreement with Astellas is terminated for any reason, we would need to find a new collaborative partner or undertake this marketing on our own. Furthermore, we have no similar arrangement for vernakalant (iv) outside of North America, or for vernakalant (oral), GED-aPC or any of the Artesian candidates. Accordingly, if we are able to commercialize any of our other product candidates, we would either have to develop a marketing capability (including a sales force) or attempt to enter into a joint venture, license, or other arrangement with third parties to provide the financial and other resources needed to market such products. We have a Senior Vice President, Commercial Affairs; however, we currently do not employ any full-time sales personnel and have limited experience in hiring and managing such personnel. Our ability to develop our own marketing capability is untested. Our ability to negotiate favorable terms in connection with additional arrangements to market our product candidates, if and when approved, through joint venture, license or other arrangements is unknown at this time.

If we develop products with commercial potential, we have no experience in commercial manufacturing.

We have no experience manufacturing commercial quantities of products and do not currently have the resources to manufacture commercially any products that we may develop. Accordingly, if we were able to develop any products with commercial potential, we would either be required to develop the facilities to manufacture such products independently, secure a contract manufacturer or enter into another arrangement with third parties to manufacture such products. If we are unable to develop such capabilities or enter into any such arrangement on favorable terms, we may be unable to compete effectively in the marketplace.

Under the terms of our agreement with Astellas, Astellas is responsible for the commercial manufacture of vernakalant (iv). We are currently using several third parties for the manufacture of the drug supplies of vernakalant (oral) being used in our clinical trials. Should regulatory approval of vernakalant (oral) be obtained we may need to contract with additional third party manufacturers in order to be able to manufacture sufficient quantities of these compounds for commercial sale.

Under our in-licensing agreement with Lilly, Lilly will provide us with its existing supply of GED-aPC, which is expected to be sufficient for completion of Phase I trials. In addition, Lilly has also facilitated our access to third party manufacturing facilities with clinical and commercial production capacity for a certain period of time. In the event that Lilly’s obligation to provide us with a certain amount of access to a third party manufacturer expires or we determine after a certain period of time that the amount of access that is provided by Lilly is no longer sufficient, we may need to identify and contract with other third party manufacturers for clinical and commercial production of GED-aPC.

Because of the high degree of expertise necessary to produce chemical and biological products, and applicable legal and regulatory requirements such as current GMP requirements, it is a time-consuming process to arrange for an alternative manufacturer. We may not be able to identify and qualify any such manufacturers on a timely basis, which may cause significant delay in our development process. Even if we are able to identify and qualify an alternative manufacturer, we may not be able to obtain favorable terms on any manufacturing agreement we enter into with them. We have relied and will continue to rely on contract manufacturers for the foreseeable future to produce quantities of products and substances necessary for research and development, pre-clinical trials, human clinical trials and product commercialization. It will be important to us that such products can be manufactured at a cost and in quantities necessary to make them commercially viable. At this point in time, we have not attempted to identify, and do not know whether there will be, any third party manufacturers which will be able to meet our needs with respect to timing, quantity and quality for commercial production. In addition, if we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our research and development, pre-clinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Any such delay may have a material adverse effect on our business, financial condition and results of operations.

Our inability to manage our future growth could impair our business, financial condition, and results of operations.

Our future growth, if any, may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial, manufacturing and management information systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel, the development of additional expertise by management and the acquisition of additional capital assets. Any increase in resources devoted to research, product development and sales, marketing and distribution efforts without a corresponding increase in our operational, financial and management information systems could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions of companies or technologies may result in disruptions to our business.

As part of our business strategy, we may acquire additional assets or businesses principally related to, or complementary to, our current operations. Any such acquisitions will be accompanied by certain risks including:

•	exposure to unknown liabilities of acquired companies;

•	higher than anticipated acquisition costs and expenses;

•	the difficulty and expense of integrating operations, systems, and personnel of acquired companies;

•	disruption of our ongoing business;

•	diversion of management’s time and attention; and

•	possible dilution to shareholders.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business.

If certain milestones under the Artesian acquisition agreement are achieved, we will be required to make cash payments or issue our securities as milestone payments. Under certain circumstances, we may be required to transfer or license the intellectual property of Artesian back to the prior Artesian shareholders.

Under the terms of the Artesian acquisition agreement, we are required to make payments of up to $64 million upon the occurrence of certain milestones, which, at our discretion may be paid in cash or in our securities. To the extent that we opt to make milestone payments in cash, we may need to seek additional funding through public or private equity or debt financing, or we may be required to divert capital that would otherwise have been used for research or development projects, which could adversely affect our business, financial condition, prospects or results of operations. To the extent we opt to make such milestone payments in our securities, our shareholders could experience significant dilution.

In the event that (1) prior to March 31, 2009, we have failed to file an Investigational New Drug application, or IND application, for at least one of the compounds from the research and development program of Artesian, as it existed on August 29, 2005 or (2) having filed an IND application for such compound, we have failed to use commercially reasonable efforts to develop such compound, or another compound from Artesian’s research and development program, during a period of 24 months following the date of filing an IND application, we will be required to transfer all right, title and ownership in, or grant a license under, the intellectual property rights of Artesian, as they existed immediately prior to the close of the Artesian acquisition, to the Artesian shareholders from whom we purchased such shares. Alternatively, in such case we may, at our discretion, transfer all of the issued and outstanding shares of Artesian to the prior Artesian shareholders in lieu of transferring title or entering into licenses for such intellectual property.

If certain milestones under the Lilly in-licensing agreement are achieved, we will be required to make cash milestone payments.

Under the terms of the Lilly in-licensing agreement, we are required to make payments of up to U.S.$40 million upon the occurrence of certain milestone events. In order to make such milestone payments, we may need to seek additional funding through public or private equity or debt financing, or we may be required to divert capital that would otherwise have been used for research or development projects, which could adversely affect our business, financial condition, prospects or results of operations.

We have substantial competition in the life sciences industry and with respect to products we are developing.

The life sciences industry is highly competitive. Many companies, as well as research organizations, currently engage in, or have in the past engaged in, efforts related to the development of products in the same therapeutic areas as we do. Due to the size of the cardiovascular market and the large unmet medical need for products that treat cardiovascular illnesses, a number of the world’s largest pharmaceutical companies are developing, or could potentially develop, products that could compete with ours. Companies including, but not limited to, Boston Scientific, GlaxoSmithKline, Johnson & Johnson, Medtronic, Merck, Pfizer and Sanofi Aventis all have products in development or in the market that could potentially compete with our vernakalant product candidates.

Many of the companies developing competing technologies and products have significantly greater financial resources and expertise than we do in discovery, research and development, manufacturing, pre-clinical studies and clinical testing, obtaining regulatory approvals and marketing. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. There is a risk that one or more of our competitors may develop more effective or more affordable products than we do, or may achieve earlier patent protection or product commercialization than we do, or that such competitors will commercialize products that will render our product candidates obsolete, possibly before we are able to commercialize them.

Currently, these companies and institutions also compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our projects. Once we develop a marketable product, in addition to the foregoing, we will face competition with respect to product efficacy and safety, ease of use and adaptability to various modes of administration, acceptance by physicians, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent positions of others.

Our success is dependent upon our ability to enter into, and successfully manage, corporate collaborations with third parties in connection with services we will need for the development and commercialization of our products.

The success of our business is largely dependent on our ability to enter into corporate collaborations regarding the development, clinical testing, regulatory approval and commercialization of our current product candidates. Astellas is responsible for the co-development and commercialization of vernakalant (iv) in North America pursuant to our collaboration and license agreement with Astellas. In addition, we are currently exploring additional corporate collaborations or partnerships for vernakalant (iv) outside of North America and for vernakalant (oral). We currently rely on Lilly for the initial supply of GED-aPC and we may need to establish additional corporate collaborations and partnerships for the development of GED-aPC. We cannot assure you, however, that we will be able to establish any corporate collaborations or partnerships in respect of our product candidates on favorable terms, or at all, within any projected time frame. Even if we are successful in establishing such relationships, these collaborations may not result in the successful development of our product candidates or the generation of revenue. Management of these relationships will require significant time and effort from our management team and effective allocation of our resources. Our ability to simultaneously manage a number of corporate collaborations is untested.

The success of our product candidates is highly dependent upon the performance of Astellas and future corporate collaborators, if any. The amount and timing of resources to be devoted to activities by Astellas and future corporate collaborators, if any, are not within our direct control and, as a result, we cannot assure you that Astellas or any future corporate collaborators, will commit sufficient resources to our research and development projects or the commercialization of our product candidates. Astellas or any future corporate collaborators might not perform their obligations as expected and might pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. In addition, if Astellas or any future collaborators fail to comply with applicable regulatory requirements, the FDA, the EMEA, the TPD or other authorities could take enforcement action that could jeopardize our ability to develop and commercialize our product candidates. Despite our best efforts to limit them, disputes may arise with respect to ownership of technology developed under any such corporate collaborations.

We are subject to the risks associated with the use of hazardous materials in research and development conducted by us.

Our research and development activities involve the use of hazardous materials and chemicals. We are subject to federal, provincial, state, local and foreign laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated despite our efforts to comply with applicable safety standards. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We have secured a blanket property insurance policy to cover costs related to accidental damage to our properties and interruption of our business. If we are required to institute additional safety procedures because we are found not to be in compliance or if more stringent or additional regulations are adopted, we may be required to incur significant costs to comply with environmental laws and regulations, which might have a material adverse effect on our business, financial condition, and results of operations.

Our business may be materially adversely affected by existing legislation and the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means.

In recent years, federal, provincial, state, and local officials and legislators have proposed, or are reportedly considering proposing, a variety of price-based reforms to the healthcare systems in the United States, Canada and other countries. Some proposals include measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Furthermore, in certain foreign markets the pricing or profitability of healthcare products is subject to government controls and other measures that have been prepared by legislators and government officials. While we cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the adoption of any such proposals or reforms could adversely affect the commercial viability of our potential products. Significant changes in the healthcare system in the United States, Canada and abroad may have a substantial impact on the manner in which we conduct our business. Such changes could also have a material adverse effect on our ability to raise capital. Moreover, our ability to commercialize products may be adversely affected to the extent that these proposals have a material adverse effect on our business, financial condition and results of operations.

In recent years companies such as ours have been subjected to additional scrutiny by the U.S. federal government. The Office of Inspector General of the United States Department of Health and Human Services, or OIG, has increased the number of inspections of companies such as ours. Further, the number of investigations caused by employees or others, commonly referred to as qui tam actions, have increased markedly in recent years. Even if we have committed no wrongdoing, responding to such OIG investigations or other government investigations could adversely impact our operations and could have a material adverse effect on our business, financial condition and results of operations.

In addition, in the United States and other countries, sales of healthcare products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the effectiveness of, and prices charged for, medical products and services, and therefore uncertainty exists as to the reimbursement of existing and newly approved healthcare products. If we succeed in bringing one or more products to market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive basis. Finally, given the potential market constraints on pricing, the availability of competitive products in these markets may further limit our flexibility in pricing and in obtaining adequate reimbursement for our potential products. If adequate coverage and reimbursement levels are not provided by government and third party payors for uses of our products, the market acceptance of our products would be adversely affected.

U.S. federal legislation could adversely impact our ability to economically price our potential products.

In many of the markets where we or our collaborative partners would commercialize a product following regulatory approval, the prices of pharmaceutical products are subject to direct price controls by law and to drug reimbursement programs with varying price control mechanisms. In the United States, there has been an increased focus on drug pricing in recent years. Although there are currently no direct government price controls over private sector purchases in the United States, federal legislation requires pharmaceutical manufacturers to pay prescribed rebates on certain drugs to enable them to be eligible for reimbursement under certain public health care programs such as Medicaid. Various states have adopted further mechanisms under Medicaid that seek to control drug prices, including by disfavoring certain higher priced drugs and by seeking supplemental rebates from manufacturers. Managed care has also become a potent force in the marketplace that increases downward pressure on the prices of pharmaceutical products.

U.S. federal legislation enacted in December 2003 has altered the way in which physician-administered drugs covered by Medicare are reimbursed. Under this new reimbursement methodology, physicians are reimbursed based on a product’s average sales price. This reimbursement methodology has generally led to lower reimbursement levels. This U.S. federal legislation also added an outpatient prescription drug benefit to Medicare, effective January 2006. The benefits are provided primarily through private entities, which attempt to negotiate price concessions from pharmaceutical manufacturers. These negotiations increase pressure to lower prices. While the new law specifically prohibits the U.S. government from interfering in price negotiations between manufacturers and Medicare drug plan sponsors, some members of the U.S. Congress are pursuing legislation that would permit the U.S. government to use its enormous purchasing power to demand discounts from pharmaceutical companies, thereby creating de facto price controls on prescription drugs. In addition, the U.S. law requires the U.S. Congress to consider cost containment measures in the event that Medicare cost increases exceed a certain level. These cost containment measures could include some sorts of limitations on prescription drug prices. The viability of our products and our results of operations could be materially harmed by the different features of the Medicare prescription drug coverage legislation, by the potential effect of such legislation on amounts that private insurers will pay for our products and by related healthcare reforms that may be enacted or adopted in the future.

The use of pharmaceutical products may expose us to product liability claims.

The products we are developing, and will attempt to develop, will, in most cases, undergo extensive clinical testing and will require approval from the applicable regulatory authorities prior to sale in the United States, Canada, the European Union and other countries or regions. However, despite all reasonable efforts to ensure safety, it is possible that we or our partners will sell products which are defective, to which patients react in an unexpected manner, or which are alleged to have harmful side effects. The sale of such products may expose us to potential liability. Additionally, we may be exposed to product liability claims in the development of the products through administration of the drug candidates to volunteers and patients in clinical trials. Such liability might result from claims made directly by consumers or by life sciences companies or others selling such products. It is impossible to predict the scope of injury or liability from such defects or unexpected reactions, the impact on the market for such products of any allegations of these claims, even if unsupported, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. Although holders of our securities, including our shareholders, would not have personal liability for such damages, the expenses of litigation or settlements, or both, in connection with any such injuries or alleged injuries and the amount of any award imposed on us in excess of existing insurance coverage, if any, may have a material adverse impact on us and on the price of our securities, including the price of our common shares. In addition, any liability that we may have as a result of the manufacture of any products could have a material adverse effect on our financial condition, business and results of operations, to the extent insurance coverage for such liability is not available. At present, we have secured limited product liability coverage in an amount equal to what we believe are industry norms for our current stage of development, which may or may not cover all potential liability claims if any arose. Obtaining insurance of all kinds has recently become increasingly more costly and difficult and, as a result, such insurance may not be available at all, may not be available on commercially acceptable terms or, if obtained, may be insufficient to satisfy asserted claims.

We are dependent upon our key personnel to achieve our scientific and business objectives.

As a technology-driven company, intellectual input from key management and scientists is critical to achieving our scientific and business objectives. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. The loss of the services of key individuals might significantly delay or prevent achievement of our scientific or business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for our business, competition among life sciences companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all. In addition, because we do not maintain “key person” life insurance on any of our officers, employees, or consultants, any delay in replacing such persons, or an inability to replace them with persons of similar expertise, would have a material adverse effect on our business, financial condition, and results of operations.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategies. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, these collaborators may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

We have employment contracts of varying lengths with all of our key executives, which include incentive provisions for the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a declining share price, whether as a result of disappointing progress in our development programs, as a result of market conditions generally or otherwise, could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package.

If we were to lose our foreign private issuer status under U.S. federal securities laws, we would likely incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, we are exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-K, l0-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements following a loss of our foreign private issuer status. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future.

Legislative actions, potential new accounting pronouncements, and higher insurance costs are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards may have an adverse impact on our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future, and we may make or be required to make changes in our accounting policies in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. Changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for companies such as ours, and insurance costs are increasing as a result of this uncertainty.

We have licensed certain of our intellectual property to our Barbados subsidiary, entered into an exclusive in-licensing agreement through our Swiss subsidiary, and we engage in international operations. These international operations subject us to political, regulatory, legal, tax and economic risks and uncertainties.

In December 2004, we entered into an agreement with our wholly-owned subsidiary in Barbados under which our Barbados subsidiary was granted an exclusive license, limited to certain existing medical indications, to exploit vernakalant within certain specified countries. This license is subject to the existing licenses we granted to Astellas under our collaboration and license agreement with Astellas. We also assigned to our Barbados subsidiary, subject to certain reservations of rights thereunder, all of our rights and interests in the collaboration and license agreement with Astellas, and our Barbados subsidiary assumed all of our liabilities and obligations under that agreement.

We entered into the exclusive in-licensing agreement with Lilly for GED-aPC through Cardiome Development AG, our wholly-owned subsidiary, which was continued from British Columbia to Switzerland in November 2007.

Our international operations subject us to varying degrees of political, regulatory, legal, tax and economic risks and uncertainties, particularly in countries with different legal systems. These risks and uncertainties vary from country to country and include, but are not limited to, the uncertainty of, or changes in, foreign laws, governmental regulations and policies, potentially adverse tax consequences, currency conversion and control risks, restrictions on foreign exchange and repatriation, restrictions on foreign investment and changing political conditions. Depending on how these laws, regulations and policies were to be applied or changed, we could suffer adverse financial consequences.

We may face exposure to adverse movements in foreign currency exchange rates while completing international clinical trials and when our products are commercialized, if at all.

We intend to generate revenue and expenses internationally that are likely to be denominated in U.S. and other foreign currencies. Our intended international business will be subject to risks typical of an international business including, but not limited to, differing tax structures, a myriad of regulations and restrictions, and general foreign exchange rate volatility. A decrease in the value of such foreign currencies relative to the Canadian dollar could result in losses from currency exchange rate fluctuations. To date, we have not hedged against risks associated with foreign exchange rate exposure. We cannot be sure that any hedging techniques we may implement in the future will be successful or that our business, results of operations, financial condition and cash flows will not be materially adversely affected by exchange rate fluctuations.

Risks Relating to the Offering

Market for our securities

There is currently no market through which our securities, other than our common shares, may be sold and purchasers may not be able to resell such securities purchased under this prospectus and unless otherwise specified in the prospectus supplement, our preferred shares, debt securities and warrants will not be listed on any securities or stock exchange or any automated dealer quotation system. This may affect the pricing of our securities, other than our common shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for our securities, other than our common shares, will develop or, if developed, that any such market will be sustained.

Our common share price has experienced volatility and may be subject to fluctuation in the future based on market conditions.

The market prices for the securities of life sciences companies, including our own, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of our business, certain factors such as our announcements, competition from new therapeutic products or technological innovations, government regulations, fluctuations in our operating results, results of clinical trials, public concern regarding the safety of drugs generally, general market conditions and developments in patent and proprietary rights can have an adverse impact on the market price of our common shares. For example, since January 1, 2008, the closing price of our common shares on the TSX has ranged from a low of C$5.22 to a high of C$12.85 and the closing price of our common shares on Nasdaq has ranged from a low of $3.98 to a high of $12.35.

Any negative change in the public’s perception of our prospects could cause the price of our securities, including the price of our common shares, to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of life sciences companies in general could depress the price of our securities, including the price of our common shares, regardless of our results. In the past, following declines in the market price of a company’s securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of our management’s attention and resources.

Future issuances of securities by us or sales by our existing shareholders may cause the price of our securities to fall.

The market price of our securities, including the market price of our common shares, could decline as a result of issuances of securities by us or sales by our existing shareholders of common shares in the market, or the perception that these sales could occur, during the currency of this prospectus. Sales of our common shares by shareholders pursuant to this prospectus or otherwise might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

You may be unable to enforce actions against us, certain of our directors and officers, or the experts named in this prospectus under U.S. federal securities laws.

We are a corporation organized under the laws of Canada. Certain of our directors and officers, as well as the experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside of the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or those persons in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, certain of our directors and officers or the experts named in this prospectus.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to our shareholders.

Some of the provisions in our articles of incorporation and bylaws could delay or prevent a third party from acquiring us or replacing members of our board of directors, even if the acquisition or the replacements would be beneficial to our shareholders. Such provisions include the following:

•	shareholders cannot amend our articles of incorporation unless at least two-thirds of the shares entitled to vote approve the amendment;

•	our board of directors can issue preferred shares without shareholder approval under any terms, conditions, rights and preferences that the board determines; and

•	shareholders must give advance notice to nominate directors or to submit proposals for considerations at shareholders’ meetings.

These provisions could also reduce the price that certain investors might be willing to pay for our securities and result in the market price for our securities, including the market price for our common shares, being lower than it would be without these provisions.

We will have broad discretion in the use of the net proceeds of an offering of our securities and may not use them to effectively manage our business.

We will have broad discretion over the use of the net proceeds from an offering of our securities. Because of the number and variability of factors that will determine our use of such proceeds, our ultimate use might vary substantially from our planned use. You may not agree with how we allocate or spend the proceeds from an offering of our securities. We may pursue acquisitions, collaborations or clinical trials that do not result in an increase in the market value of our securities, including the market value of our common shares, and may increase our losses.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any dividends on our common shares. We intend, for the foreseeable future, to retain our future earnings, if any, to finance further research and the expansion of our business. As a result, the return on an investment in our common shares will likely depend upon any future appreciation in value. There is no guarantee that our securities, including our common shares, will appreciate in value or even maintain the price at which purchasers have purchased their securities.

We may be a passive foreign company for U.S. tax purposes which may negatively affect U.S. investors.

For U.S. federal income taxation purposes, we will be a “passive foreign investment company” if in any taxable year either: (a) 75% or more of our gross income consists of passive income, or (b) 50% or more of the value of our assets is attributable to assets that produce, or are held for the production of, passive income. If we meet either test, our shares held by a U.S. person in that year will be passive foreign investment company shares for that year and all subsequent years in which they are held by that person. It is possible that we will be considered a passive foreign investment company for 2008 and subsequent years due to the nature of our income and assets and the manner in which the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended, may be applied to our situation. Any gain realized by a U.S. investor from the sale of passive foreign investment company shares is taxed as ordinary income, as opposed to capital gain, and subject to an interest charge unless the U.S. person has timely made an allowable tax election. Convertible debt and warrants may also be subject to taxation in a manner similar to shares.

The passive foreign investment company rules are extremely complex. You should read the tax discussion in any applicable prospectus supplement and consult your own tax advisor with respect to your own particular circumstances before making an investment in our securities.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure requirements of the U.S. Securities Exchange Act of 1934, or the U.S. Exchange Act, and, therefore, there may be less publicly available information about us than if we were a U.S. domestic issuer. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act and the rules thereunder. Therefore, you may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus and in any prospectus supplement that are not historical facts are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, that involve risks and uncertainties. When used in such documents, the words “anticipate”, “may”, “contemplate”, “continue”, “should”, “could”, “would”, “plan”, “will”, “budget”, “project”, “predict”, “intend”, “potential”, “target”, “believe”, “estimate” and “expect” and similar expressions identify forward- looking statements. Forward-looking statements are necessarily based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as the factors we believe are appropriate. Forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and commercialize product candidates and the timing of these development programs;

•	whether we will receive, and the timing and costs of obtaining, regulatory approvals;

•	clinical development of our product candidates, including the results of current and future clinical trials;

•	the benefits and risks of our product candidates as compared to others;

•	our maintenance and establishment of intellectual property rights in our product candidates;

•	whether our third party collaborators will maintain their intellectual property rights in the technology we license;

•	our need for additional financing and our estimates regarding our capital requirements and future revenues and profitability;

•	our estimates of the size of the potential markets for our product candidates;

•	our selection and licensing of product candidates;

•	our potential relationships with distributors and collaborators with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

•	sources of revenues and anticipated revenues, including contributions from distributors and collaborators, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates;

•	our creation of an effective direct sales and marketing infrastructure for approved products we elect to market and sell directly;

•	the rate and degree of market acceptance of our products;

•	the timing and amount of reimbursement for our products;

•	the success and pricing of other competing therapies that may become available;

•	our retention and hiring of qualified employees in the future; and

•	the manufacturing capacity of third-party manufacturers for our product candidates.

Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. The factors and assumptions used by us to develop such forward-looking statements include, but are not limited to, the assumption that the FDA will be satisfied with the response submitted by us and Astellas to the

“approvable” action letter received from the FDA in respect of vernakalant (iv), the assumption that the results of the clinical studies for GED-aPC and vernakalant (oral) will continue to be positive, the assumption that the time required to analyze and report the results of our clinical studies will be consistent with past timing, the assumption that market data and reports reviewed by us are accurate, the assumption that our current good relationships with our suppliers and service providers will be maintained, assumptions relating to the availability of capital on terms that are favorable to us and assumptions relating the feasibility of future clinical trials. Many factors and uncertainties could cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by forward-looking statements, including the risks that are discussed in greater detail under the heading “Risk Factors” in this prospectus and in any prospectus supplement. Should one or more of these risks or uncertainties materialize, or should assumptions underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, as of the date of such documents or, in the case of any prospectus supplement, as of the date of such prospectus supplement and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

EXCHANGE RATE INFORMATION

The following table sets forth for each period indicated: (1) the noon exchange rates in effect at the end of the period; (2) the high and low noon exchange rates during such period; and (3) the average noon exchange rates for such period, for one Canadian dollar, expressed in U.S. dollars, as quoted by the Bank of Canada. The average exchange rate is calculated on the last business day of each month for the applicable period.

	Year Ended December 31			Six Months Ended June 30
	2007	2006	2005	2008	2007
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$

Closing	1.0120	0.8581	0.8577	0.9817	0.9404
High	1.0905	0.9099	0.8690	1.0289	0.9452
Low	0.8437	0.8528	0.7872	0.9686	0.8437
Average	0.9307	0.8818	0.8254	0.9929	0.8812

On November 4, 2008, the noon exchange rate was C$1.00 = U.S.$0.8696.

USE OF PROCEEDS

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for working capital and other general corporate purposes, including, but not limited to:

•	clinical development and regulatory costs of vernakalant (iv), vernakalant (oral) and GED-aPC; and

•	capital expenditures, including for additional laboratory and analytical equipment to enhance our drug discovery and screening capabilities and for leasehold improvements for additional laboratory and office facilities.

More detailed information regarding the use of proceeds from the sale of securities will be described in any applicable prospectus supplement.

We will not receive any proceeds from the sale of our securities offered hereunder by any selling securityholder.

PRIOR SALES

The following table sets forth information in respect of our common shares that we issued upon the exercise of options during the previous twelve month period.

Exercise Date	Number of Options	Exercise Price

07-Nov-07	1,250	$2.80
19-Nov-07	3,500	$3.32
30-Apr-08	12,500	$3.32
07-May-08	3,000	$3.32
15-May-08	4,000	$3.32
23-May-08	13,000	$3.32
15-Jul-08	2,500	$5.25

Total	39,750

The following table sets forth information in respect of options to acquire our common shares that we granted during the previous twelve month period.

Grant Date	Number of Options	Grant Price

29-Oct-07	2,000	$9.80
01-Nov-07	28,000	$9.90
05-Nov-07	2,000	$10.83
08-Nov-07	2,500	$10.81
19-Nov-07	11,000	$10.26
03-Dec-07	27,000	$10.09
02-Jan-08	3,000	$8.91
07-Jan-08	12,000	$8.77
14-Jan-08	12,000	$8.30
18-Feb-08	3,000	$6.06
24-Mar-08	3,000	$8.05

Total	105,500

On July 25, 2008, we issued 2,272,727 Series A Shares for a purchase price of USD$11.00 per Series A Share.

No other common shares, preferred shares, debt securities or warrants, or securities exchangeable or convertible into common shares, preferred shares, debt securities or warrants have been issued during the twelve month period preceding the date of this prospectus.

MARKET FOR SECURITIES

Our common shares are listed on the TSX in Canada (trading symbol: COM) and in the United States on Nasdaq (trading symbol: CRME).

The following table sets forth, for the periods indicated, the reported high and low prices (in Canadian dollars) and volume traded on the TSX.

Month	High	Low	Close	Volume

Nov-07	11.62	9.01	10.09	5,110,998
Dec-07	10.55	8.01	8.91	6,289,435
Jan-08	9.03	5.00	6.37	3,826,621
Feb-08	8.28	5.81	7.48	4,752,499
Mar-08	9.25	6.00	8.73	6,823,118
April-08	9.07	7.03	8.60	3,236,315
May-08	10.29	8.63	9.25	3,825,961
June-08	10.50	8.68	8.90	4,600,178
July-08	12.30	8.12	12.12	8,828,565
Aug-08	13.37	8.33	9.37	4,328,807
Sept-08	9.45	7.60	7.86	4,282,079
Oct-08	8.29	4.50	5.47	3,248,332
Nov-08 (through November 4)	5.65	5.11	5.22	110,067

The following table sets forth, for the periods indicated, the reported high and low prices (in United States dollars) and volume traded on Nasdaq.

Month	High	Low	Close	Volume

Nov-07	12.62	9.21	9.97	17,405,566
Dec-07	10.50	7.98	8.92	28,124,671
Jan-08	9.13	6.02	6.35	10,976,592
Feb-08	8.31	5.78	7.50	14,594,825
Mar-08	9.31	6.06	8.40	20,282,321
April-08	8.95	6.88	8.70	13,734,070
May-08	10.23	8.50	9.28	13,450,722
June-08	10.37	8.51	8.80	11,283,449
July -08	12.03	8.04	11.85	29,290,090
Aug-08	12.77	7.76	8.79	25,413,650
Sept-08	9.79	7.25	7.60	14,510,658
Oct-08	7.68	3.85	4.44	17,363,940
Nov-08 (through November 4)	4.68	4.38	4.56	498,957

EARNINGS COVERAGE

If we offer debt securities having a term to maturity in excess of one year or our preferred shares under this prospectus and any applicable prospectus supplement, the applicable prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

CONSOLIDATED CAPITALIZATION

Since June 30, 2008, there have been no material changes in our consolidated share and loan capital other than the issuance of 2,272,727 Series A Shares at a price of $11.00 per share on July 25, 2008.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As of November 4, 2008, 63,762,296 common shares and 2,272,727 Series A Shares were issued and outstanding. In addition, as of November 4, 2008, there were 4,843,562 common shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of C$8.32 per common share and 2,091,488 common shares reserved for future grant or issuance under our stock option plan.

Common Shares

All of our common shares are of the same class and, once issued, rank equally as to entitlement to dividends, voting powers (one vote per common share) and participation in assets upon dissolution, liquidation or winding-up. No common shares have been issued subject to call or assessment. Our common shares contain no pre-emptive or conversion rights and have no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds. Provisions as to the modification, amendment or variation of such rights or provisions are contained in our articles and bylaws and in the Canada Business Corporations Act.

Preferred Shares

We may issue our preferred shares from time to time in one or more series. The terms of each series of preferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors, without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up.

DESCRIPTION OF DEBT SECURITIES

In this description of debt securities section only, “we”, “us”, “our”, or “Cardiome” refer to Cardiome Pharma Corp. but not to its subsidiaries.

We may issue debt securities in one or more series under an indenture, or the indenture, to be entered into between us and one or more trustees. The indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and the Canada Business Corporation Act. A copy of the form of the indenture will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following description sets forth certain general terms and provisions of the debt securities and is not intended to be complete. For a more complete description, prospective investors should refer to the indenture and the terms of the debt securities. If debt securities are issued, we will describe in the applicable prospectus supplement the particular terms and provisions of any series of the debt securities and a description of how the general terms and provisions described below may apply to that series of the debt securities. Prospective investors should rely on information in the applicable prospectus supplement and not on the following information to the extent that the information in such prospectus supplement is different from the following information.

We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

General

The indenture will not limit the aggregate principal amount of debt securities that we may issue under the indenture and will not limit the amount of other indebtedness that we may incur. The indenture will provide that we may issue debt securities from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our unsecured obligations. The indenture will also permit us to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement for any series of debt securities that we offer will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	whether payment on the debt securities will be senior or subordinated to our other liabilities or obligations;

•	whether the payment of the debt securities will be guaranteed by any other person;

•	the date or dates, or the methods by which such dates will be determined or extended, on which we may issue the debt securities and the date or dates, or the methods by which such dates will be determined or extended, on which we will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable upon a declaration of acceleration of maturity;

•	whether the debt securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments, or the methods by which such dates will be determined or extended;

•	the place or places we will pay principal, premium, if any, and interest and the place or places where debt securities can be presented for registration of transfer or exchange;

•	whether and under what circumstances we will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder and the terms and conditions of such redemption;

•	whether we may redeem the debt securities at our option and the terms and conditions of any such redemption;

•	the denominations in which we will issue any registered debt securities, if other than denominations of U.S.$1,000 and any multiple of U.S.$l,000 and, if other than denominations of U.S.$5,000, the denominations in which any unregistered debt security shall be issuable;

•	whether we will make payments on the debt securities in a currency or currency unit other than U.S. dollars or by delivery of our common shares or other property;

•	whether payments on the debt securities will be payable with reference to any index or formula;

•	whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

•	whether we will issue the debt securities as unregistered securities, registered securities or both;

•	the periods within which and the terms and conditions, if any, upon which we may redeem the debt securities prior to maturity and the price or prices of which and the currency or currency units in which the debt securities are payable;

•	any changes or additions to events of default or covenants;

•	the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

•	whether the holders of any series of debt securities have special rights if specified events occur;

•	any mandatory or optional redemption or sinking fund or analogous provisions;

•	the terms, if any, for any conversion or exchange of the debt securities for any other securities;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) including covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

Unless stated otherwise in the applicable prospectus supplement, no holder of debt securities will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or we have a change of control.

We may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable prospectus supplement.

We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable prospectus supplement, our debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding and equally with other securities issued under the indenture. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

Our board of directors may establish the extent and manner, if any, to which payment on or in respect of a series of debt securities will be senior or will be subordinated to the prior payment of our other liabilities and obligations and whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.

Debt Securities in Global Form

The Depositary and Book-Entry

Unless otherwise specified in the applicable prospectus supplement, a series of the debt securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for the debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of the debt securities to be represented by a global security will be described in the applicable prospectus supplement relating to such series. We anticipate that the provisions described in this section will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Any payments of principal, premium, if any, and interest, if any, on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the trustee or any paying agent for the debt securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of the debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of the debt securities in definitive form in exchange for a global security representing such series of the debt securities. If an event of default under the indenture has occurred and is continuing, debt securities in definitive form will be printed and delivered upon written request by the holder to the trustee. In addition, we may at any time and in our sole discretion determine not to have a series of the debt securities represented by a global security and, in such event, will issue a series of the debt securities in definitive form in exchange for all of the global securities representing that series of debt securities.

Debt Securities in Definitive Form

A series of the debt securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 and unregistered securities will be issuable in denominations of U.S.$5,000 and integral multiples of U.S.$5,000 or, in each case, in such other denominations as may be set out in the terms of the debt securities of any particular series. Unless otherwise indicated in the applicable prospectus supplement, unregistered securities will have interest coupons attached.

Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on the debt securities (other than global securities) will be made at the office or agency of the trustee, or at our option we can pay principal, interest, if any, and premium, if any, by check mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire or other transmission to an account of the person entitled to receive payments. Unless otherwise indicated in the applicable prospectus supplement, payment of interest, if any, will be made to the persons in whose name the debt securities are registered at the close of business on the day or days specified by us.

At the option of the holder of debt securities, registered securities of any series will be exchangeable for other registered securities of the same series, of any authorized denomination and of a like aggregate principal amount and tenor. If, but only if, provided in an applicable prospectus supplement, unregistered securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series, of any authorized denominations and of a like aggregate principal amount and tenor. In such event, unregistered securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such unregistered security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Unless otherwise specified in an applicable prospectus supplement, unregistered securities will not be issued in exchange for registered securities.

The applicable prospectus supplement may indicate the places to register a transfer of the debt securities in definitive form. Except for certain restrictions set forth in the indenture, no service charge will be payable by the holder for any registration of transfer or exchange of the debt securities in definitive form, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

•	issue, register the transfer of or exchange any series of the debt securities in definitive form during a period beginning at the opening of business 15 days before any selection of securities of that series of the debt securities to be redeemed and ending on the relevant redemption date if the debt securities for which such issuance, registration or exchange is requested may be among those selected for redemption;

•	register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any unregistered security called for redemption except to the extent that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption with written instructions for payment consistent with the provisions of the indenture; or

•	issue, register the transfer of or exchange any of the debt securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Merger, Amalgamation or Consolidation

The indenture will provide that we may not consolidate with or amalgamate or merge with or into any other person, enter into any statutory arrangement with any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, Canada, or any province or territory thereof, or, if the amalgamation, merger, consolidation, statutory arrangement or other transaction would not impair the rights of holders, any other country;

•	the successor person (if not us) assumes all of our obligations under the debt securities and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debt securities and the indenture.

Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments made by or on behalf of us under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax, or Canadian Taxes, unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the debt securities, we will pay as additional interest such additional amounts, or the additional amounts, as may be necessary so that the net amount received by a holder of the debt securities after such withholding or deduction will not be less than the amount such holder of the debt securities would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to holders of the debt securities, other than excluded holders (as defined herein), that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada), or the ITA, directly on amounts otherwise subject to withholding); provided, however, that no additional amounts will be payable with respect to a payment made to a holder of the debt securities, or an excluded holder, in respect of the beneficial owner thereof:

•	with which we do not deal at arm’s length (for purposes of the ITA) at the time of the making of such payment;

•	which is subject to such Canadian Taxes by reason of the debt securities holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

•	which is subject to such Canadian Taxes by reason of the debt securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the debt securities or the receipt of payments thereunder; or

•	which is subject to such Canadian Taxes because it is not entitled to the benefit of an otherwise applicable tax treaty by reason of the legal nature of such holder of the debt securities.

We will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. We will pay all taxes, interest and other liabilities which arise by virtue of any failure of us to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. We will furnish to the holder of the debt securities, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us.

The foregoing obligations shall survive any termination, defeasance or discharge of the indenture.

Tax Redemption

If and to the extent specified in the applicable prospectus supplement, the debt securities of a series will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if (1) we determine that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable prospectus supplement if any date is so specified, we have or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any debt security of such series as described under “Additional Amounts” or (b) on or after a date specified in the applicable prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any debt security of such series and (2) in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us; provided however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional amounts were a payment in respect of the debt securities then due, and (ii) at the time such notice of redemption is given, such obligation to pay such additional amounts remains in effect.

In the event that we elect to redeem the debt securities of such series pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem the debt securities of such series pursuant to their terms.

Provision of Financial Information

We will file with the trustee, within 20 days after we file or furnish them with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file or furnish with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act.

Notwithstanding that we may not remain subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the trustee:

•	within 20 days after the time periods required for the filing or furnishing of such forms by the SEC, annual reports on Form 40-F or Form 20-F, as applicable, or any successor form; and

•	within 20 days after the time periods required for the filing of such forms by the SEC, reports on Form 6-K (or any successor form), which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the TSX, whether or not we have any of the debt securities listed on such exchange. Each of such reports, to the extent permitted by the rules and regulations of the SEC, will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles provided, however, that we shall not be obligated to file or furnish such reports with the SEC if the SEC does not permit such filings.

Events of Default

Unless otherwise specified in the applicable prospectus supplement relating to a particular series of debt securities, the following is a summary of events which will, with respect to any series of the debt securities, constitute an event of default under the indenture with respect to the debt securities of that series:

•	we fail to pay principal of, or any premium on, any debt security of that series when it is due and payable;

•	we fail to pay interest or any additional amounts payable on any debt security of that series when it becomes due and payable, and such default continues for 30 days;

•	we fail to make any required sinking fund or analogous payment for that series of debt securities;

•	we fail to observe or perform any of the covenants described in the section “— Merger, Amalgamation or Consolidation” for a period of 30 days;

•	we fail to comply with any of our other agreements in the indenture that affect or are applicable to the debt securities for 60 days after written notice by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities of any series affected thereby;

•	a default (as defined in any indenture or instrument under which we or one of our subsidiaries has at the time of the indenture relating to this prospectus or will thereafter have outstanding any indebtedness) has occurred and is continuing, or we or any of our subsidiaries has failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay has resulted in such indebtedness under such indentures or instruments being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of U.S.$5,000,000 and 2% of our shareholders’ equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated, or the accelerated indebtedness, and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for the purposes of the indenture governing the debt securities relating to this prospectus until 30 days after such indebtedness has been accelerated, or (ii) if the accelerated indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, non-recourse to us or our subsidiaries, it will be considered an event of default for purposes of the indenture governing the debt securities relating to this prospectus; or (B) if such accelerated indebtedness is recourse to us or our subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such indenture or instrument in connection with such failure to pay or event of default will be applicable together with an additional seven days before being considered an event of default for the purposes of the indenture relating to this prospectus;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default, except in the payment of principal or premium, if any, or interest, if any, if in good faith it considers it in the interests of the holders to do so.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series, subject to any subordination provisions, may require us to repay immediately:

•	the entire principal and interest and premium, if any, of the debt securities of the series; or

•	if the debt securities are discounted securities, that portion of the principal as is described in the applicable prospectus supplement.

If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement. If debt securities are discounted securities, the applicable prospectus supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

Other than its duties in case of a default, the trustee is not obligated to exercise any of the rights or powers that it will have under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults. We will also be required to notify the trustee as soon as practicable upon becoming aware of any event of default.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of the affected series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

•	the trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer of indemnity.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of or any premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

Defeasance

When we use the term “defeasance”, we mean discharge from some or all of our obligations under the indenture. Unless otherwise specified in the applicable prospectus supplement, if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, if any, premium, if any, and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

•	we will be discharged from the obligations with respect to the debt securities of that series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

To exercise our defeasance option, we must deliver to the trustee:

•	an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of the affected series will not recognize gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

•	a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.

If we are to be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

In addition to the delivery of the opinions described above, the following conditions must be met before we may exercise our defeasance option:

•	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the debt securities of the affected series;

•	we are not an “insolvent person” within the meaning of applicable bankruptcy and insolvency legislation; and

•	other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

•	change the stated maturity of the principal of, premium, if any, or any instalment of interest, if any, on any debt security;

•	reduce the principal, premium, if any, or rate of interest, if any, or any obligation to pay any additional amounts;

•	reduce the amount of principal of a debt security payable upon acceleration of its maturity;

•	change the place or currency of any payment;

•	affect the holder’s right to require us to repurchase the debt securities at the holder’s option;

•	impair the right of the holders to institute a suit to enforce their rights to payment;

•	adversely affect any conversion or exchange right related to a series of debt securities;

•	change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions.

The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as only that series is concerned, past defaults under the indenture and compliance by us with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

We may modify the indenture without the consent of the holders to:

•	evidence our successor under the indenture;

•	add covenants or surrender any right or power for the benefit of holders;

•	add events of default;

•	provide for unrestricted securities to become registered securities under the indenture and make other such changes to unrestricted securities that in each case do not materially and adversely affect the interests of holders of outstanding securities;

•	establish the forms of the debt securities;

•	appoint a successor trustee under the indenture;

•	add provisions to permit or facilitate the defeasance or discharge of the debt securities as long as there is no material adverse effect on the holders;

•	cure any ambiguity, correct or supplement any defective or inconsistent provision, make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding securities and related coupons, if any;

•	comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

•	change or eliminate any provisions where such change takes effect when there are no securities outstanding under the indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The trustee under the indenture or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture will contain certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

Resignation of Trustee

The trustee may resign or be removed with respect to one or more series of the debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Consent to Service

In connection with the indenture, we will designate and appoint CT Corporation System, 111 Eighth Avenue, New York, New York, 10011, as our authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the debt securities that may be instituted in any U.S. federal or New York state court located in the Borough of Manhattan, in the City of New York, or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

Since all or substantially all of our assets, as well as the assets of most of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on the debt securities, may not be collectible within the United States.

We have been advised that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought against us in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of any federal or state court located in the State of New York, or a New York Court, which is subsisting and unsatisfied for a sum certain with respect to the enforcement of the indenture and the debt securities that is not impeachable as void or voidable under the internal laws of the State of New York if: (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia (and submission by us in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) proper service of process in respect of the proceedings in which such judgment was obtained was made in accordance with New York law; (3) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of British Columbia, the federal laws of Canada or contrary to any order made by the Attorney General of Canada and under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (4) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights, including bankruptcy, reorganization, winding-up, moratorium and similar laws, and does not constitute, directly or indirectly, the enforcement of foreign laws which a court in the Province of British Columbia would characterize as revenue, expropriatory or penal laws; (5) in an action to enforce a default judgment, the judgment does not contain a manifest error on its face; (6) the action to enforce such judgment is commenced within the appropriate limitation period; (7) interest payable on the debt securities is not characterized by a court in the Province of British Columbia as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (8) the judgment does not conflict with another final and conclusive judgment in the same cause of action; except that a court in the Province of British Columbia may stay an action to enforce a foreign judgment if an appeal of a judgment is pending or time for appeal has not expired; and except that any court in the Province of British Columbia may give judgment only in Canadian dollars.

We have been advised that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon the U.S. federal securities laws.

DESCRIPTION OF WARRANTS

General

This section describes the general terms that will apply to any warrants for the purchase of common shares, or equity warrants, or for the purchase of debt securities, or debt warrants. We will not offer warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the applicable prospectus supplement containing the specific terms of the warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the warrants will be offered for sale.

Subject to the foregoing, we may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.

This summary of some of the provisions of the warrants is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. You should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering or warrants will be filed by us with the securities regulatory authorities in Canada and the United States after we have entered into it.

The applicable prospectus supplement relating to any warrants that we offer will describe the particular terms of those warrants and include specific terms relating to the offering.

Equity Warrants

The particular terms of each issue of equity warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of equity warrants;

•	the price at which the equity warrants will be offered;

•	the currency or currencies in which the equity warrants will be offered;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	the number of common shares that may be purchased upon exercise of each equity warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each equity warrant;

•	the designation and terms of any securities with which the equity warrants will be offered, if any, and the number of the equity warrants that will be offered with each security;

•	the date or dates, if any, on or after which the equity warrants and the related securities will be transferable separately;

•	whether the equity warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material United States and Canadian federal income tax consequences of owning the equity warrants; and

•	any other material terms or conditions of the equity warrants.

Debt Warrants

The particular terms of each issue of debt warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of debt warrants;

•	the price at which the debt warrants will be offered;

•	the currency or currencies in which the debt warrants will be offered;

•	the designation and terms of any securities with which the debt warrants are being offered, if any, and the number of the debt warrants that will be offered with each security;

•	the date or dates, if any, on or after which the debt warrants and the related securities will be transferable separately;

•	the principal amount of debt securities that may be purchased upon exercise of each debt warrant and the price at which and currency or currencies in which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of debt warrants that may be exercised at any one time;

•	whether the debt warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•	material United States and Canadian federal income tax consequences of owning the debt warrants; and

•	any other material terms or conditions of the debt warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of our securities offered thereunder.

The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

SELLING SECURITYHOLDERS

Our common shares may be sold under this prospectus by way of a secondary offering by or for the account of certain of our securityholders, including holders of common shares issuable upon conversion of our Series A Shares. The prospectus supplement that we will file in connection with any offering of our common shares by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the number or amount of our common shares owned, controlled or directed by each selling securityholder;

•	the number or amount of our common shares being distributed for the account of each selling securityholder;

•	the number or amount of securities to be owned by the selling securityholders after the distribution and the percentage that number or amount represents of the total number of our outstanding securities; and

•	whether our common shares are owned by the selling securityholders both of record and beneficially, of record only or beneficially only.

PLAN OF DISTRIBUTION

New Issue

We may issue our securities offered by this prospectus for cash or other consideration:

•	to or through underwriters, dealers, placement agents or other intermediaries;

•	directly to one or more purchasers; or

•	in connection with acquisitions by us.

Each prospectus supplement with respect to our securities being offered by us will set forth the terms of the offering of our securities, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the number and the purchase price of, and form of consideration for, our securities;

•	any proceeds to us; and

•	any commissions, fees, discounts and other items constituting underwriters’, dealers’ or agents’ compensation.

Our securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with our securities offered by that prospectus supplement.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or the U.S. Securities Act, and applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

No underwriter or dealer involved in an “at the market distribution” as defined under applicable Canadian securities legislation, no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer has over-allotted, or will over allot, our securities in connection with an offering of our securities or effect any other transactions that are intended to stabilize the market price of our securities.

In connection with any offering of our securities, other than an “at the market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of our securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Secondary Offering

This prospectus may also, from time to time, relate to the offering of our common shares by certain selling securityholders.

The selling securityholders may sell all or a portion of our common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If our common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. Our common shares may be sold by the selling securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, as follows:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the U.S. Securities Act;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling our common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of our common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of our common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common shares in the course of hedging in positions they assume. The selling securityholders may also sell our common shares short and deliver our common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge our common shares to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell our common shares from time to time pursuant to this prospectus or any supplement to this prospectus filed under General Instruction II.L. of Form F-10 under the U.S. Securities Act, amending, if necessary, the list of selling securityholders to include, pursuant to a prospectus amendment or prospectus supplement, the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate our common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of our common shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker- dealer may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. At the time a particular offering of our common shares is made, a prospectus supplement, if required, will be distributed which will identify the selling securityholders and provide the other information set forth under “Selling Securityholders”, set forth the aggregate amount of our common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, our common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any securityholder will sell any or all of our common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of Canadian securities legislation and the U.S. Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the U.S. Exchange Act, which may limit the timing of purchases and sales of any of our common shares by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares. All of the foregoing may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Once sold under the shelf registration statement, of which this prospectus forms a part, our common shares will be freely tradable in the hands of person other than our affiliates.

AUDITORS, TRANSFER AGENT AND REGISTRAR

KPMG LLP, Chartered Accountants, was appointed as our auditors at our annual and special meeting of shareholders held on June 12, 2006. KPMG LLP is located at 900 – 777 Dunsmuir Street, P.O. Box
10426 Pacific Centre, Vancouver, British Columbia, Canada, V7Y 1K3.

Our transfer agent and the registrar for our common shares is Computershare Trust Company of Canada located at 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, Canada, V6C 3B9 and 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 and Computershare Trust Company, N.A. located at 800 – 350 Indiana Street, Golden, Colorado 80401.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and our supplemental financial information relating to the reconciliation of our audited consolidated financial statements as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006, to U.S. GAAP in accordance with Item 18 of Form 20-F, incorporated herein by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus will be passed upon on our behalf by McCarthy Tétrault LLP, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to matters of United States law. Joseph Garcia, the Corporate Secretary of Cardiome, is a partner of McCarthy Tétrault LLP.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada, which have also been filed with or furnished to the SEC. Copies of the documents incorporated by reference in this prospectus and not delivered with this prospectus may be obtained on request without charge from the Corporate Secretary of Cardiome at 6190 Agronomy Road, 6th Floor, Vancouver, British Columbia, Canada, V6T 1Z3 Telephone: (604) 677-6905 or by accessing the disclosure documents through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com. For the purposes of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record can be obtained from the Corporate Secretary of Cardiome at the above mentioned address and telephone number.

The following documents, filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this prospectus:

•	our annual information form dated March 25, 2008, for the fiscal year ended December 31, 2007;

•	our audited consolidated balance sheets as at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006, together with the notes thereto and the accompanying auditors’ reports thereon;

•	our management’s discussion and analysis of the financial condition and results of operations dated as of March 18, 2008, for the year ended December 31, 2007;

•	our unaudited consolidated balance sheet as at June 30, 2008 and comparative consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the six month periods ended June 30, 2008 and 2007, together with the notes thereto;

•	our management’s discussion and analysis of the financial condition and results of operations dated as of August 12, 2008, for the six month period ended June 30, 2008;

•	our management information circular dated August 1, 2007, distributed in connection with the special meeting of our shareholders held on September 5, 2007;

•	our management information circular dated May 5, 2008, distributed in connection with the annual meeting of our shareholders held on June 9, 2008;

•	our supplemental financial information relating to the reconciliation of our audited consolidated financial statements as at and for the years ended December 31, 2007 and 2006 to U.S. GAAP in accordance with Item 18 of Form 20-F, dated March 13, 2008;

•	our supplemental financial information relating to the reconciliation of our unaudited consolidated financial statements as at June 30, 2008 and for the three and six month periods ended June 30, 2008 and 2007 to U.S. GAAP in accordance with Item 18 of Form 20-F, filed on SEDAR on October 23, 2008; and

•	each of the following material change reports:

(i)	our report dated January 21, 2008, relating to our announcement with Astellas that the FDA had not reached a decision regarding the NDA for vernakalant (iv);

(ii)	our report dated March 17, 2008, relating to the announcement of positive interim clinical results from our Phase IIb study of vernakalant (oral);

(iii)	our report dated March 25, 2008, relating to our announcement with Astellas of the publication of the ACT I Phase III study results in Circulation, the journal of the American Heart Association;

(iv)	our report dated March 26, 2008, relating to the announcement of our financial results for the twelve month period ended December 31, 2007;

(v)	our report dated May 13, 2008, relating to the announcement of our financial results for the three month period ended March 31, 2008;

(vi)	our report dated July 24, 2008, relating to the announcement of the securities purchase agreement with CR Intrinsic Investments, LLC for the issuance of 2,272,727 Series A Shares to CR Intrinsic Investments, LLC for gross proceeds to us of $25 million;

(vii)	our report dated August 11, 2008, relating to our announcement with Astellas that we received an action letter dated August 8, 2008 from the FDA for vernakalant (iv) requesting additional information and safety data;

(viii)	our report dated August 12, 2008, relating to the announcement of our financial results for the six month period ended June 30, 2008;

(ix)	our report dated October 9, 2008, relating to the announcement with Astellas that we received notice of an end of review meeting with the FDA, which has been scheduled for November 14, 2008 regarding the NDA for vernakalant (iv); and

(x)	our report dated October 24, 2008, relating to the announcement of our filing of a preliminary short form base shelf prospectus with the securities commissions or similar authorities in Canada and a registration statement on Form F-10 with the SEC.

Any documents of the type referred to above (excluding confidential material change reports) or of any other type required to be incorporated by reference into a short form prospectus pursuant to National Instrument 44-101 — Short Form Prospectus Distributions that are filed by us with any securities commissions or any similar authorities in the provinces of Canada after the date of this prospectus and prior to the completion or withdrawal of this offering will be deemed to be incorporated by reference into this prospectus. These reports are available through the internet on SEDAR at www.sedar.com.

In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information will be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part if and to the extent expressly provided therein.

A prospectus supplement containing the specific terms of any offering of our securities will be delivered to purchasers of our securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement and only for the purposes of the offering of our securities to which that prospectus supplement pertains.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new annual information form and the related annual financial statements being filed by us with, and, where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of our securities under this prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the duration of this prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities under this prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: (1) the documents listed under the heading “Documents Incorporated by Reference”; (2) powers of attorney from our directors and officers; and (3) the consent of KPMG LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the U.S. Exchange Act, and, in accordance with the U.S. Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR and any document we file with or furnish to the SEC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Certain of our filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Canada Business Corporations Act. Many of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Company’s assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgement of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

Directors and officers of Cardiome Pharma Corp. are entitled to indemnification in the following circumstances:

(a) Under the Canada Business Corporations Act, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

(b) Our bylaws provide that we will indemnify any of our directors, former directors, officers, and former officers and other parties specified by the bylaws against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer.

(c) We have entered into Indemnity Agreements with certain of our officers and directors, pursuant to which we are obligated to indemnify and hold harmless such persons against all costs, charges, and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative, or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to our best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnity Agreements, we may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the director or officer does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

As permitted by the Canada Business Corporations Act, we have purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit
No.	Description

4.1	Annual information form of the Registrant for the fiscal year ended December 31, 2007, dated March 25, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008).
4.2	Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2007, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008).
4.3	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008).
4.4	Management information circular of the Registrant dated August 1, 2007, prepared in connection with the special meeting of shareholders of the Registrant held on September 5, 2007 (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Commission on August 10, 2007).
4.5	Management information circular of the Registrant dated May 5, 2008, prepared in connection with the annual meeting of shareholders of the Registrant held on June 9, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Commission on May 21, 2007).
4.6	Unaudited comparative financial statements of the Registrant and the notes thereto for the three and six months ended June 30, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 13, 2008).
4.7	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the three and six months ended June 30, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 13, 2008).
4.8	Supplemental financial information relating to the reconciliation of our audited consolidated financial statements as at and for the years ended December 31, 2007 and 2006 to U.S. GAAP in accordance with Item 18 of Form 20-F, dated March 13, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 27, 2008).
4.9	Supplemental financial information relating to the reconciliation of our unaudited consolidated financial statements as at June 30, 2008 and for the three and six month periods ended June 30, 2008 and 2007 to U.S. GAAP in accordance with Item 18 of Form 20-F (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 23, 2008).
4.10	Material change report dated January 21, 2008, relating to our announcement with Astellas that the FDA had not reached a decision regarding the NDA for vernakalant (iv) (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on January 22, 2008).
4.11	Material change report dated March 17, 2008, relating to the announcement of positive interim clinical results from our Phase IIb study of vernakalant (oral) (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 17, 2008).
4.12	Material change report dated March 25, 2008, relating to our announcement with Astellas of the publication of the ACT I Phase III study results in Circulation, the journal of the American Heart Association (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 26, 2008).
4.13	Material change report dated March 26, 2008, relating to the announcement of our financial results for the twelve month period ended December 31, 2007 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 27, 2008).
4.14	Material change report dated May 13, 2008, relating to the announcement of our financial results for the three month period ended March 31, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on May 14, 2008).
4.15	Material change report dated July 24, 2008, relating to the announcement of the securities purchase agreement with CR Intrinsic Investments, LLC for the issuance of 2,272,727 Series A Shares to CR Intrinsic Investments, LLC for gross proceeds to us of $25 million (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on July 25, 2008).

Exhibit
No.		Description

4.16		Material change report dated August 11, 2008, relating to our announcement with Astellas that we received an action letter dated August 8, 2008 from the FDA for vernakalant (iv) requesting additional information and safety data (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 12, 2008).
4.17		Material change report dated August 12, 2008, relating to the announcement of our financial results for the three month period ended June 30, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 13, 2008).
4.18		Material change report dated October 9, 2008, relating to the announcement with Astellas that we received notice of an end of review meeting with the FDA, which has been scheduled for November 14, 2008 regarding the NDA for vernakalant (iv) (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 9, 2008).
4.19		Material change report dated October 24, 2008, relating to the announcement of our filing of a preliminary short form base shelf prospectus with the securities commissions or similar regulatory authorities in Canada and a registration statement on Form F-10 with the Commission (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 24, 2008).
5.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
6	.1*	Powers of Attorney.
7.1		Form of Indenture.

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process.

(a) The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, the Registrant will designate Computershare Trust Company of Canada as Canadian Trustee under the indenture included as exhibit 7.1 hereto. Concurrently with the filing of this Registration Statement, Computershare Trust Company of Canada is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c) Pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, the Registrant will designate at a later date a U.S. trustee under the indenture included as exhibit 7.1 hereto, and will file at such later date an application for determining such U.S. trustee’s eligibility under the Trust Indenture Act of 1939, as amended.

(d) Any change to the name or address of the Registrant’s or Computershare Trust Company of Canada’s agent for service of process shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, Canada on November 6, 2008.

CARDIOME PHARMA CORP.

By:	/s/ Robert W. Rieder
Robert W. Rieder
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on November 6, 2008.

Signature	Title

/s/ Robert W. Rieder Robert W. Rieder	Chief Executive Officer, Director and Chairman of the Board of Directors (Principal Executive Officer and Principal Accounting Officer)

* Curtis Sikorsky	Chief Financial Officer (Principal Financial Officer)

* Jackie M. Clegg	Director

* Peter W. Roberts	Director

* Harold H. Shlevin	Director

* Richard M. Glickman	Director

* Douglas G. Janzen	Director, President and Chief Business Officer

* William L. Hunter	Director

By:	/s/ Robert W. Rieder
Robert W. Rieder
Attorney-in-Fact

November 6, 2008

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Vancouver, British Columbia, Canada on November 6, 2008.

CARDIOME, INC.
(Authorized Representative)

By:	/s/ Robert W. Rieder
Name:     Robert W. Rieder

Title:	Authorized Signatory

III-3

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Annual information form of the Registrant for the fiscal year ended December 31, 2007, dated March 25, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008).
4.2	Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2007, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008).
4.3	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008).
4.4	Management information circular of the Registrant dated August 1, 2007, prepared in connection with the special meeting of shareholders of the Registrant held on September 5, 2007 (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Commission on August 10, 2007).
4.5	Management information circular of the Registrant dated May 5, 2008, prepared in connection with the annual meeting of shareholders of the Registrant held on June 9, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Commission on May 21, 2007).
4.6	Unaudited comparative financial statements of the Registrant and the notes thereto for the three and six months ended June 30, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 13, 2008).
4.7	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the three and six months ended June 30, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 13, 2008).
4.8	Supplemental financial information relating to the reconciliation of our audited consolidated financial statements as at and for the years ended December 31, 2007 and 2006 to U.S. GAAP in accordance with Item 18 of Form 20-F, dated March 13, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 27, 2008).
4.9	Supplemental financial information relating to the reconciliation of our unaudited consolidated financial statements as at June 30, 2008 and for the three and six month periods ended June 30, 2008 and 2007 to U.S. GAAP in accordance with Item 18 of Form 20-F (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 23, 2008).
4.10	Material change report dated January 21, 2008, relating to our announcement with Astellas that the FDA had not reached a decision regarding the NDA for vernakalant (iv) (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on January 22, 2008).
4.11	Material change report dated March 17, 2008, relating to the announcement of positive interim clinical results from our Phase IIb study of vernakalant (oral) (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 17, 2008).
4.12	Material change report dated March 25, 2008, relating to our announcement with Astellas of the publication of the ACT I Phase III study results in Circulation, the journal of the American Heart Association (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 26, 2008).
4.13	Material change report dated March 26, 2008, relating to the announcement of our financial results for the twelve month period ended December 31, 2007 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 27, 2008).
4.14	Material change report dated May 13, 2008, relating to the announcement of our financial results for the three month period ended March 31, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on May 14, 2008).
4.15	Material change report dated July 24, 2008, relating to the announcement of the securities purchase agreement with CR Intrinsic Investments, LLC for the issuance of 2,272,727 Series A Shares to CR Intrinsic Investments, LLC for gross proceeds to us of $25 million (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on July 25, 2008).

Exhibit
No.		Description

4.16		Material change report dated August 11, 2008, relating to our announcement with Astellas that we received an action letter dated August 8, 2008 from the FDA for vernakalant (iv) requesting additional information and safety data (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 12, 2008).
4.17		Material change report dated August 12, 2008, relating to the announcement of our financial results for the three month period ended June 30, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 13, 2008).
4.18		Material change report dated October 9, 2008, relating to the announcement with Astellas that we received notice of an end of review meeting with the FDA, which has been scheduled for November 14, 2008 regarding the NDA for vernakalant (iv) (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 9, 2008).
4.19		Material change report dated October 24, 2008, relating to the announcement of our filing of a preliminary short form base shelf prospectus with the securities commissions or similar regulatory authorities in Canada and a registration statement on Form F-10 with the Commission (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 24, 2008).
5.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
6	.1*	Powers of Attorney.
7.1		Form of Indenture.

*	Previously filed.